As filed with the Securities and Exchange Commission on August 18, 2015

File No. 001-37370

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934

MY SIZE, INC.

Delaware (State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code SIC 3845)	(I.R.S. Employer Identification No. N/A)

Yisrash Meshek 76, Israel, 7683800

[MySize +972 72 3331002]

(Address, including zip code, and telephone number, including area code,

of registrant’s principle executive offices)

Matheau J. W. Stout, Esq.

400 E. Pratt Street, 8 th Floor, Baltimore, Maryland 21202

(410) 429-7076

 (Name, address, including zip code, and telephone number, including area code,

of agent for service

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share

Securities to be registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

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Item 1. Business

General Background and Description of the Venture

Background

My Size Inc. (hereinafter: the “Company”), was incorporated and commenced operations in September 1999 as Topspin Medical, Inc., (“Topspin”) a private company registered in the State of Delaware, United States. Topspin was engaged in research and development of a medical magnetic resonance imaging (“MRI”) technology for interventional cardiology and in the development of MRI technology for use in the diagnosis and treatment of prostate cancer.

On September 1, 2005, the Company issued securities to the public in Israel according to a prospectus and became publicly traded on the Tel Aviv Stock Exchange (“TASE”). In 2007, and until August 2012, the Company registered some of its securities with the U.S. Securities and Exchange Commission ("SEC"). The Company's shares are traded only in Israel in NIS.

In January 2012, after having received the approval of the general meeting of shareholders of the company, the company consummated a transaction whereby it acquired Metamorefix Ltd. Pursuant to such transaction Metamorefix became wholly owned by the company (through Topspin Israel). Metamorefix Ltd. was incorporated in 2007, and is engaged in the development of innovative solutions with high practicable potential for the rehabilitation of tissues, particularly skin tissues.

On August 21, 2012, the Company’s board of directors (the “Board”), approved the suspension of the Company’s reporting obligations under Section 13(a) and 15(d) of the Exchange Act (the “Deregistration”). The Company thereafter filed a Form 15 with the Securities and Exchange Commission (the “SEC”) on September 5, 2012 to effect the Deregistration. Upon the filing of the Form 15, the Company’s obligation to file periodic and current reports with the SEC, including Forms 10-K, 10-Q and 8-K, was immediately suspended.

In December 2013, the Company changed its name to Knowledgetree Ventures Inc. On February 16, 2014 the Company changed its name to My Size Inc. In January, 2014, the Board approved a transaction with aShoshana Zigdon, a related party, concerning the entering into a technology venture through a new subsidiary which will be incorporated for this purpose, as discussed below. In the past, the Company engaged through its Israeli subsidiary, in the development of products in the fields of cardiology and urology. By the end of 2012, in view of the Company’s cash flow, the Company’s ceased its above operations and shortly thereafter the Company’s employees were laid off and in January 2013 the Company sold its entire shares in Metamorfix.

Transaction Involving Change in Control

In September 2013 Ronen Luzon, the Company’s CEO, purchased control of the Company from Mr. Asher Shmuelevitch. Mr. Ronen Luzon purchased 1,755,950 shares from Mr. Asher Shmuelevitch which represented approx. 40% of the issued and outstanding share capital at such time and thus became a controlling shareholder (the "Transaction").

Within the framework of the Transaction Mr. Ronen Luzon undertook act to reach a settlement with the Company's creditors, according to which the Company will pay the main creditor, Mr. Asher Shmuelevitch, a total sum of NIS 0.5 million, in consideration for a full and final waiver of any and all his claims that he may have in connection with any monetary indebtedness of the Company to them.

As a result of the various investment rounds in the Company (as detailed in item 10 below) Mr. Ronen Luzon's holding in the Company was diluted and currently represents 12% of the issued and outstanding share capital of the Company.

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Assumed Profitability

MySize is not currently profitable and may not be able to achieve profitability in the future.

The Venture is a development of an application which assists the consumer to accurately take the measurements of his own body in order to fit clothing in the best way possible without the need to try them on using a smartphone. The purpose of the Venture is to simplify the process of clothing acquisition through the internet and to significantly reduce the rate of returns of clothing which were acquired through the internet and which are returned to the stores as a result of ill-fitting.

The Venture operates based on the use of sensors installed in smart phones which enable, through a specific purpose application, to measure the body of each consumer independently by moving the cellular phone along his body.

The measurements of the consumer are saved by the application, and based thereon a unique search is made in the on-line clothing stores according to the parameters defined by the consumer.

The Venture's assumed profitability is based on these factors:

1. The internet acquisition market does not exhaust its growth potential since the consumers are reluctant to order clothes which they have not seen or tried on and which may not fit them.

2. In the US the cost of return of clothes which were purchased on the internet, if the customer wishes to return them, is borne by the selling company. Consequently, high costs are incurred by the selling companies which increase their motivation to find a solution which would reduce such costs.

3. MySize does not currently hold any patents, the Venture, is in its advanced development stages, and is in the application and/or review process of 3 patent registrations, none of which have been granted at this time. .

Details of Patents:

1. Patent	My Size Israel 2014 Ltd. MEASUREMENT OF A BODY PART - (060703)

Country	App. No.	Our Ref.	Filed	Patent No./ Publication No.	Grant Date/ Pub. Date	Next Renewal	Status/Next action
United States of America	61/588,335	2134360	19/01/2012				Term Ended – This was a provisional patent application and ceased to exists, but sets the priority date for members of this patent family
Patent Cooperation Treaty	PCT/IL2013/050056	2204381	20/01/2013				National Phase entered & case finished
Australia	2013210638	2298166	20/01/2013			20/01/2017	National Phase entered; Deadline for requesting examination: Jan 20, 2018
Canada	2,861,972	2298178	20/01/2013			20/01/2015	National Phase entered; Deadline for requesting examination: Jan 20, 2018
European Patent Office	13738045.7	2298189	20/01/2013	2805276	26/11/2014	31/01/2016	Examination requested; Expected date for 1st Official Action: Feb 18, 2016
Japan	2014-552744	2298194	20/01/2013				National Phase entered; Deadline for requesting examination: Jan 20, 2016
Russian Federation	2014133896	2298209	20/01/2013				Application filed; Deadline for requesting examination: Jan 20, 2016
United States of America	14/373,058	2298213	20/01/2013	US 2014/0372247	18/12/2014		Published; Expected date for 1st Official Action: Jul 20, 2015

2. Patent	My Size Israel 2014 Ltd. Method and System for Measuring a Path Length Using a Handheld Electronic Device -(061514)

Country	App. No.	Our Ref.	Filed	Patent No./ Publication No.	Grant Date/ Pub. Date	Next Renewal	Status/Next action
United States of America	61/929,635	2267130	21/01/2014				Term Ended – This was a provisional patent application ceased to exists, but sets the priority date for members of this patent family
Patent Cooperation Treaty	PCT/IL2015/050022	2327240	06/01/2015				Application filed; Awaiting receipt of Publication notification and International Search report (ISR)

3. Patent	My Size Israel 2014 Ltd. A System For and a Method of Measuring a Path Length Using a Handheld Electronic Device -(061917)

Country	App. No.	Our Ref.	Filed	Patent No./ Publication No.	Grant Date/ Pub. Date	Next Renewal	Status/Next action
Israel	237055	2331676	02/02/2015				Application filed

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The Venture aims to cut the amount of returns by providing an application that calculates the exact body measurement proportions and determines the appropriate sized item to order, decreasing the amount of wrongly sized ordered items.

Retailers are searching for ways to encourage shoppers to return less. My Size Inc. offers an easy to use mobile technology that solves this problem.

INTERNATIONAL PARTNERSHIP IN SPAIN: MySize signed an agreement with In Situ A. Trucco, a leading Spanish fashion company, to conduct a pilot utilizing MySize’s unique measuring and ID technology. It will be available for Trucco's online and off line customers to enable a more effective online shopping experience and the customization of clothing articles to their measures. Trucco maintains more than 240 shops in about 20 countries in Europe, China, Asia Pacific, South America, Middle East and Israel.

The planned milestones for the In Situ A. Trocco project are detailed below. (Due to the delay in the integration with Trucco we have accelerated several other processes that were planned for later stages and hence have been completed to date):

Login and Account creation (Servers connection and API implementation) – completed

1.	Focus group of 100 subjects with their detailed body measurements – completed
2.	Database Migration – completed
3.	Design of Web Widget – completed
4.	Embedding it on Trucco web site– ready for release. (depends on Trucco IT team, currently schedule to September 2015)
5.	Design of user review and package acceptance – October 2015
6.	Design of Push Notifications- completed and approved by Trucco.
7.	Final integration (client, MySize and Trucco servers) – November 2015

In Situ A. Trucco is a “white label” retailer, where all the products will be under its name using our technology.
The scenario of using the MySize product with Trucco will go through the following stages,

Stage 1 - Trucco consumers will create their profile using our web service or through our mobile app by measuring different body parts.
Stage 2 – after creating their profile the users will be able to log into Trucco online shop using their Trucco ID (received after creating their profile) and selecting the type of garment they would like to buy.
Stage 3 – Trucco servers will retrieve the user information from MySize servers and filter out only the items that matches the users size
Stage 4 – the users will select the garments he likes and go through checkout.

The Company’s success is significantly dependent upon the ongoing relationship with In Situ A. Trocco, and the achievement of the milestones for the project. The In Situ A. Trocco Agreement is attached hereto as Exhibit 10.

AWARD WINNING TECHNOLOGY: Bank Leumi -“Globes” Innovation Nation program participant named Most Innovative Company of 2014.

My Size Products: How Our Technology Works

Our products, currently in development include:

1. My Size ID: This app lets consumers create a secure, online profile of their personal measurements, which can then be utilized with partnered online retailers to insure that no matter the manufacturer or size chart, they will always get the right fit. The MySizeID App utilizes a patent-pending measurement technology that does not rely on user photographs nor any additional hardware; all you need to do is scan your body with your smartphone and the app records your measurements.

2. In Store Shopping Tool: Users of MySize can allow brick and mortar merchants to access their profile to receive more personalized attention. This concierge-like service enables the salesperson to better serve customers by accessing a user's size and style preferences to make the in-store shopping experience more pleasant, time-efficient and satisfactory.

3. Cross Site Search Feature: The MySizeID Profile will enable users to search for a specific product or item across multiple online retailers, but unlike most shopping comparison shopping tools, MySizeID delivers results that fit each individual user’s measurements. This feature can be customized for personalized filters that go beyond sizing and measurements, and can also include a user's favorite colors, brands, styles and more.

My Size technology will allow the end user to take his own measurements using his smartphone device. The application operates based on the use of sensors installed in smartphones which enable, through a specific purpose application, to measure the body of each consumer independently by moving the cellular phone along his body.

The measurements will then be saved on the Company's cloud database, enabling the user to search for clothes in various retailer websites without worrying about size. When a search is made, the retailer connects to the Company's cloud and only provides results based on the user's measurements and other parameters as he may have defined. This data will also be saved for when a customer enters a brick and mortar store to help serve the customer more efficiently and to better the shopping experience.

As soon as the item is found and the acquisition is completed, the retailer will be charged a certain percentage of the acquisition price. The rate to be charged of the entire acquisition has not been fixed at this stage and will be determined following negotiations with fashion companies, in a more advanced stage of the development.

The company recently completed a feasibility study regarding its technology reported on January 8 th , 2015 that in its research, it found no other products that used a version of the company technology.

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The Market

Clothing retailers have gained substantial growth in revenues by offering consumers an online platform to perform their shopping. MySize intends to market our product globally. We think that the statistics regarding the US are reflecting the world trend. The Company believes that the US will continue to have the largest scope of electronic commerce for a single country, and will be followed by the following countries in a large scope of sales: China, England, Japan and Germany. Apparel sales in the U.S. totaled $361.3 billion in 2013, with 15% of that being from online sales, approximately $54.2 billion in online sales 1 . Over the next 4 years, this percent of total sales is expected to increase to about 20% 2 .

As online shopping becomes easier and more secure, global e-commerce sales are projected to grow at a cumulative annual growth rate of 14.6% through 2017, to reach about USD 2 trillion, as illustrated below.

Additionally, mobile ecommerce is expected to total 25% of the total ecommerce market by 2017, as the chart demonstrates below. As Smartphones become more common and sophisticated, consumers will be able to shop wherever they are, strengthening the ecommerce market.

Source: onbile.com

The Venture aims to cut the amount of returns by providing an application that calculates the exact body measurement proportions and determines the appropriate sized item to order, decreasing the amount of wrongly sized ordered items.

1 Retail Ecommerce Set to Keep a Strong Pace Through 2017, Emarketer, 2013-04-22

2 E-COMMERCE AND THE FUTURE OF RETAIL: 2014 [SLIDE DECK], Business Insider, 2014-08-22 http://www.businessinsider.com/the-future-of-retail-2014-slide-deck-sai-2014-3?op=1

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Retailers are searching for ways to encourage shoppers to return less. My Size Inc. offers an easy to use mobile technology that solves this problem.

INTERNATIONAL PARTNERSHIP IN SPAIN: MySize signed an agreement with In Situ A. Trucco, a leading Spanish fashion company, to conduct a pilot utilizing MySize’s unique measuring and ID technology. It will be available for Trucco's online and off line customers to enable a more effective online shopping experience and the customization of clothing articles to their measures. Trucco maintains more than 240 shops in about 20 countries in Europe, China, Asia Pacific, South America, Middle East and Israel.

AWARD WINNING TECHNOLOGY: Bank Leumi - “ Globes ” Innovation Nation program participant named Most Innovative Company of 2014. In addition, the Company's innovative technology is protected by 2 patent-pending submissions, with a third patent application in process.

Income Sources - Projected Income

The Company sees four methods of producing revenue through its product:

1. Fees- The Company will charge sellers with a fee for every garment and clothing item purchased using its services.

2. Advertisements- the Company may generate revenue by using specialized ads using its database to identify the user's exact needs.

3. Second Hand Goods- the Company may offer its services for private sellers of garments and clothing, such as through "ebay" and the like. In this case, the seller will pay a fee if the purchase was made using the Company's application.

4. "Offline Shopping"- the Company may offer its services for clothing and fashion stores, for real-time use by their customers. The service may allow the store to immediately offer the customer a fitting garment suitable for his size.

Plan of Operations

MySize is not currently profitable and may not be able to achieve profitability in the future.

Over the next 12 months MySize will remain committed to its current core business of developing products that going to change the way consumers buy clothes online. |In addition the Company would like to develop an application for the massive audience, more sectors and markets such as: Furniture, with the goal of turning every smartphone into a measuring tape. MySize let consumers create a secure, online profile of their personal measurements, which can then be utilized with partnered online retailers to insure that no matter the manufacturer or size chart, they will always get the right fit.

The Company will continue to develop a number of complimentary products that are designed to enhance the online shopping experience and further insure a perfect fit every time, such as:

• Cross site search product

• My Size Cloud Engine

• In Store shopping tool

The Company intends to enter into agreements with with 1-2 international known retailers in order to integrate our technology into the retailer’s sales process.

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On the 26th of April 2015 the Company has finished development of the measurement algorithm on 2D horizontal surface that enables to measure the distance the mobile phone is traveling without the use of any external sensors. The Company plans to patent this algorithm, but its patent has not been granted at this time. In the Company’s Israeli patent application filed on 02/02/2015 ( A System For and a Method of Measuring a Path Length Using a Handheld Electronic Device -(061917)), the term path is defined as follows:

The term path may refer to a linear path i.e. a path extending substantially along one path line… The path/path line may be supported by a supporting surface of an object. For example, the path may be supported by a body part or a plane surface.

Phase 1- Define requirements and priorities according to the retailers need - This includes defining all the requirements of the different products – User profile , Database, measurement wizard, My Size cloud Engine, applications , platforms, search engine and in store shopping tool.

Phase 2 - Pre Design Review (PDR) - The purpose of the PDR is to ensure that all top level performance requirements for designs, systems and structures are complete and adequate. Another area to be addressed is if there are any alternate solutions that must be studied given the defined requirements.

Phase 3 - Critical Design Review (CDR) - During the CDR the following questions will be reviewed. Are the detailed requirements for all systems complete and adequate? Will the design selected for implementation meet the defined requirements? Are interfaces to all systems defined adequately and completely? Has adequate attention been given to the produce ability and maintainability of all systems?

This phase will be together with our first retailers, to ensure that its meet their expectations

Phase 4 – implement the changes and requirements on the product according to the retailer needs – develop white label app for the retailers. Examine the retailer size charts and fitting the algorithm

Phase 5– Integration with our retailer including: DB, apps, mobile measurement utility and search engine.

Phase 6– QA and final testing of the integration. Simultaneously working on the other complementary products and tool such as: in store shopping etc. Phase 7– Launching beta with more retailers

Phase 8– Releasing the products and beginning integration of the complimentary products with the retailers.

The Company anticipates that the entire process will take 12 months, which is dependent upon the Company’s success in continued fund raising. Throughout the duration of the process the Company intends to define a marketing strategy and to pursue sales of their product to more retailers in the world.

For each new retailer the following phases are needed:

Phase 1 - Define requirements and priorities according to the retailers need – user profile , registration to the service, Database, measurement wizard, My Size cloud Engine, size chart , client side (mobile app), platforms such as: iOS and Android, customization or new features according to the retailer needs.

Phase 2  – Database and catalog migration in My Size server side , Examine the retailer size charts and fitting the algorithm

Phase 3 - from the retailer side: Embedding My Size Widget in the retailer web site , Embedding an API endpoint so the retailer can notify us about any purchase made through the online website, Providing a means for registering to the service (a simple web form or using My Size service)

Phase 4  - This phase will be together with our first retailers, to ensure that it’s meet their expectations - Test My Size solution on the retailer’s focus group (according to the retailer definition)

Phase 5  – implement the changes and requirements on the product according to the retailer’s feedback– develop white label app for the retailers.

Phase 6 – QA and final testing of the integration.

Phase 7 – Launching beta

Phase 8 – final release to the public

Milestones of the complimentary products will be released during Q1 of 2016.

Competition

MySzieID's solution is win-win solution for consumers and retailers. The Company's innovative technology is protected by 2 patent-pending submissions, with a third patent application in process. MySize's products allow users to measure themselves simply by sliding a smartphone over their body, and the measurements are recorded by the MySize App.

Unlike other products claiming similar capabilities, there is no need for additional accessories (no webcam, photos, or measuring tape etc.). Users of the MySize app and their information are protected and a unique id number is provided that matches personal sizes with retailer size charts. When consumers get the right size products, retailers get fewer returns.

My Size offers a unique, easy to use product that automatically and accurately determines your clothing size. MySize utilizes a patent-pending measurement technology combined with sophisticated algorithms that does not rely on user photographs nor any additional hardware; all you need in order to buy your perfect size is your smartphone.

My Size's advantage lies in its easy to use application in recording body measurements. Using special algorithmic equations, the software is able to determine which sizes will best fit the customer. The collection of this data, and tracking shoppers' preferences, allows for a unique shopping experience both online and in brick and mortar stores where the technology can instantly match clothes the customer likes in sizes that will fit them.

As mentioned, 15% of apparel sales are done online. This is lower than other consumer goods such as media & sporting items, electronics, and furniture. The likely reason for this is that people want to try on clothes before buying them. My Size believes its technology will reduce customer apprehensiveness by telling the customer what will fit when searching online for clothes.

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However, My Size does face competition in helping retailers increase conversation rate and reduce shipping costs.

Competitive Landscape

Name	Technology	User Action		Product / Service

True Fit	Algorithm driven engine matches manufacturer specs and data points with customer profile	Answer questions to create profile.	·	True Fit Recommendation Engine

Mipso	Software solution that matches a shopper's physical measurements to each item to provides shopper with accurate size recommendation, online and in-store.	Answer questions to create profile.	·	size recommendation tool

Fits.me	Software solution based on a personal avatar; Algorithm driven engine matches manufacturer specs and data points with customer profile	Answer questions to create profile.	· ·	Virtual fitting room Size Recommendations

Upcload	Uses software and a webcam to scan customers and create a profile	Install software and use webcam to measure-self	·	Size advisor tool

Clotheshorse	patent-pending algorithm matches manufacturer specs and data points with customer profile	Answer questions to create profile about self and some favorite clothing	·	Clothes Horse sizing button on retail apparel sites

Virtusize	Compares a refernce item with the silhouette of the garment they are looking to buy	Reference items: a previous purchase or a favorite item	·	garment-to-garment comparison.

Acustom Apparel	proprietary Digital Bespoke Pattern-making technology	In store body scan	·	Custom tailored clothing

Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do, and many of our competitors are well established in markets in which we have existing retailers or intend to locate new retailers. We may also need to evolve our concepts in order to compete with popular new retail formats or concepts that develop from time to time, and we cannot offer any assurance that we will be successful in doing so or that modifications to our concepts will not reduce our profitability.

Employees and Independent Contractors

We currently have 15 employees ,(some of which are independent contractors).

Research and Development

These are the applications that are being developed by the Company, including the stage of development that we are currently in:

SizeUp – A utility tool that measures the length of an object simply by moving your phone horizontally across a surface.  2D horizontal straight-line Mobile App reaching absolute accuracy of 1.5 cm with 10% false positive rate. It is actually turn your phone to a ruler

Development stage – finished. Since we have not yet published it to the public, we can send you a link to download the app securely. We are now in stages of opening an account in Apple app store and together with the public announcement, we will release it to the appstore.

MySizeID mobile app / BestFit (for Trucco) - a 3D mobile app measuring tool. This application is measuring the human body in order to create a profile, when using it in the retailer web site the retailer can filter out cloths that matches only the customer fit.

Development stage – Alpha stage, Beta stage planned for Sep 2015. Has been demonstrated to Trucco on July 1st.

1D horizontal straight line Mobile App with corrections of minor human movement inaccuracy in straight line. Accuracy of 3% in the range of 0-200cm. Mobile app targets general straight line measurements, not necessarily associated with body measurements.

Development stage – finished, release for R&D use only. This app is intended for R&D use and it’s the backbone of creating new app based on it.

Cloud based server - My Size server side infrastructure, is the middle layer that connect between the mobile App or a web service to the retailer web site. It also stores all the information of the consumers and retailers in the secured cloud server.

Development stage – released dor Beta stage. Has been demonstrated to Trucco on July 1st

Rights: For all the above mentioned products MySize is the sole owner.

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The Company spent $78,000 on research and development in 2014 as detailed below:

Salary	Dec-14	20,574
Patent	Jul-14	25,714
Software development	Feb-14	3,030
Software development	Jun-14	7,625
Software development	Oct-14	21,403
Total		78,346

Where You Can Find Us

Our principal executive offices are located at:

MY SIZE, INC.

Hayarden 76

Moshav Yashresh, Israel, 7683800

Our telephone number at this address is:   +972-72-3331000

Our website address is www.mysizeid.com

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are a “smaller reporting company” as defined under the Exchange Act.  Some of the foregoing reduced disclosure and other requirements are available to us because we are a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

·	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

·	Present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.  The risks set out below are not the only risks we face.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.  If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected.  In such case, the value and trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

Changes in economic conditions, including continuing effects from the recent recession, could materially affect our business, financial condition and results of operations.

Because our customers are retailers, we, together with the rest of the retail industry, depend upon consumer discretionary spending. The recent recession, coupled with high unemployment rates, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies and reduced access to credit and reduced consumer confidence, has impacted consumers’ ability and willingness to spend discretionary dollars. Economic conditions may remain volatile and may continue to repress consumer confidence and discretionary spending for the near term

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Damage to our reputation or lack of acceptance of our brand in existing and new markets could negatively impact our business, financial condition and results of operations.

We believe we are building a strong reputation for the quality of our technology, and we must protect and grow the value of our brand to continue to be successful in the future. Any incident that erodes consumer affinity for our brand could significantly reduce its value and damage our business. If guests perceive or experience a reduction in quality, or in any way believe we failed to deliver a consistently positive experience, our brand value could suffer and our business may be adversely affected.

In addition, our ability to successfully develop new retailers in new markets may be adversely affected by a lack of awareness or acceptance of our brand in these new markets. To the extent that we are unable to foster name recognition and affinity for our brand in new markets, our growth may be significantly delayed or impaired.

As a result, adverse economic conditions in any of these areas could have a material adverse effect on our overall results of operations. In recent years, certain of these states have been more negatively impacted by the housing decline, high unemployment rates and the overall economic crisis than other geographic areas. In addition, given our geographic concentration, negative publicity regarding any of our retailers in these areas could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, hurricanes, droughts or other natural or man-made disasters.

In particular, adverse weather conditions can impact guest traffic at our retailers, and, in more severe cases, cause temporary retail closures, sometimes for prolonged periods. Our business is subject to seasonal fluctuations, with retail sales typically higher during certain months, such as December. Adverse weather conditions during our most favorable months or periods may exacerbate the effect of adverse weather on guest traffic and may cause fluctuations in our operating results from quarter-to-quarter within a fiscal year.

We might not be able to market our products.

We expend significant resources in our marketing efforts, using a variety of media, including social media venues. We expect to continue to conduct brand awareness programs and guest initiatives to attract and retain guests. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenues. Additionally, some of our competitors have greater financial resources, which enable them to purchase significantly more advertising than we are able to purchase. Should our competitors increase spending on advertising and promotions or our advertising funds decrease for any reason, or should our advertising and promotions be less effective than our competitors, there could be a material adverse effect on our results of operations and financial condition.

Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business continues to depend to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate our Chief Executive Officer, and certain of our other senior executive officers. We currently do not have an employment agreement in place with these officers. The loss of the services of our CEO, senior officers or other key employees could have a material adverse effect on our business and plans for future development. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We also do not maintain any key man life insurance policies for any of our employees.

Our growth may strain our infrastructure and resources, which could slow our development of new retailers and adversely affect our ability to manage our existing retailers.

Our future growth may strain our retail management systems and resources, financial controls and information systems. Those demands on our infrastructure and resources may also adversely affect our ability to manage our existing retailers. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to meet our expansion objectives, our operating results could be materially and adversely affected. Likewise, if sales decline, we may be unable to reduce our infrastructure quickly enough to prevent sales deleveraging, which would adversely affect our profitability.

Retailers have been the target of class-actions and other litigation alleging, among other things, violations of federal and state law.

Our customers are subject to a variety of lawsuits, administrative proceedings and claims that arise in the ordinary course of our business. In recent years, a number of retail companies have been subject to claims by guests, employees and others regarding issues such as safety, personal injury and premises liability, employment-related claims, harassment, discrimination, disability and other operational issues common to the retail industry. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. We carry insurance programs with specific retention levels, for a significant portion of our risks and associated liabilities with respect to workers’ compensation, general liability, employer’s liability, health benefits and other insurable risks. The policy is limited to $3 million. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, we could also be adversely affected by negative publicity, litigation costs resulting from the defense of these claims and the diversion of time and resources from our operations.

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Our insurance policies may not provide adequate levels of coverage against all claims, and fluctuating insurance requirements and costs could negatively impact our profitability.

We believe our insurance coverage is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, if they occur, could have a material and adverse effect on our business and results of operations. In addition, the cost of workers’ compensation insurance, general liability insurance and directors and officers’ liability insurance fluctuates based on our historical trends, market conditions and availability. Additionally, health insurance costs in general have risen significantly over the past few years and are expected to continue to increase. These increases, as well as recently-enacted federal legislation requiring employers to provide specified levels of health insurance to all employees, could have a negative impact on our profitability, and there can be no assurance that we will be able to successfully offset the effect of such increases with plan modifications and cost control measures, additional operating efficiencies or the pass-through of such increased costs to our guests.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks and other proprietary intellectual property, including our names and logos and the unique ambiance of our retailers. We plan to register a number of our trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our goods and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands.

If our efforts to register, maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. We may also face the risk of claims that we have infringed third parties’ intellectual property rights. If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our services, if feasible, divert management’s attention and resources or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products or services, any of which could have a negative impact on our operating profits and harm our future prospects.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We will rely on our computer systems and network infrastructure across our operations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful.

We will incur increased costs and obligations as a result of being a public company in the United States

We will incur significant legal, accounting and other expenses that we were not required to incur in the recent past. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. We estimate that we will incur additional incremental costs per year associated with being a publicly-traded company; however, it is possible that our actual incremental costs of being a publicly-traded company will be higher than we currently estimate. In estimating these costs, we took into account expenses related to insurance, legal, accounting and compliance activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

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Federal, state and local or Israeli tax rules may adversely impact our results of operations and financial position.

We are subject to federal, state and local taxes in the U.S., as well as local taxes in Israel in respect to our operations in Israel. Although we believe our tax estimates are reasonable, if the Internal Revenue Service (“IRS”) or other taxing authority disagrees with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact our financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our financial results.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

·  cash provided by operating activities;

·  available cash and cash investments; and

·  capital raised through debt and equity offerings.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance.  Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us.  If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects.  Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation.  In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock.  Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by customers, and such customers are dependent upon regulatory and legislative forces. We cannot predict the future growth rate and size of this market.

If we are able to expand our operations, we may be unable to successfully manage our future growth.

Since inception, we have been planning for the expansion of our brand. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals.  In addition, we will need to expand the scope of our infrastructure and our physical resources.  Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity.

From time to time we may be subject to litigation, including potential stockholder derivative actions.  Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.  To date have obtained directors and officers liability (“D&O”) insurance to cover some of the risk exposure for our directors and officers . Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company.  There can be no assurance that we will be able to continue to maintain this insurance at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur.  While neither Delaware law nor our Certificate of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Delaware law.  Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity.

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Our prior operating results may not be indicative of our future results.

You should not consider prior operating results to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to open new retailers while maintaining consistency in our existing retail.  Our future operating results will depend upon many other factors, including:

- the level of product and price competition,

- our success in expanding our business network and managing our growth,

- the ability to hire qualified employees, and

- the timing of such hiring and our ability to control costs.

Requirements associated with being a reporting public company will require significant company resources and management attention.

Once the registration statement is effective by the SEC, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies.  We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company.  These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.  However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals.  We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Our management controls a large block of our common stock that will allow them to control us.

As of the date of this prospectus, members of our management team and affiliates beneficially own approximately 11.47% of our outstanding common stock.  As such, management owns approximately 11.47% of our voting power.  As a result, management will have the ability to control substantially all matters submitted to our stockholders for approval including:

a)           election of our board of directors;

b)           removal of any of our directors;

c)           amendment of our Certificate of Incorporation or bylaws; and

d)           adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

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Risks Related to the Common Stock

Our stock price is likely to be extremely volatile and our common stock is not listed on a stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock is likely to be extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock is not currently quoted or listed for trading anywhere except the Tel Aviv Stock Exchange.  An active public market for our common stock does not currently exist, and even if it does someday exist, it may not be sustained.  Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

§	industry trends and the business success of our customers;
§	actual or anticipated fluctuations in our quarterly financial and operating results that vary from the expectations of our management or of securities analysts and investors;
§	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
§	announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors;
§	regulatory and legislative developments concerning concerning our technology;
§	litigation;
§	general market conditions;
§	other domestic and international macroeconomic factors unrelated to our performance; and
§	additions or departures of key personnel.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time.  While most of these shares are held by our principal stockholder, who is also an executive officer, and we believe that such holder has no current intention to sell a significant number of shares of our stock, if he were to decide to sell large amounts of stock over a short period of time (presuming such sales were permitted, given his affiliate status) such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Further, the market price of our common stock could decline as a result of the perception that such sales could occur.  These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Although no preferred stock has been issued, Delaware law, and our Certificate of Incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders.  The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock.  Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders.  In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock. Currently the Company has no issued or outstanding preferred stock.

We are an smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with less than $75 million of its voting equity held by affiliates).  , and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile. There is currently no active market for our common stock.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.  Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in MY SIZE, INC. and could depress our stock price.

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Our Certificate of Incorporation authorize 50,000,000 shares of common stock, of which 15,313,793 are currently outstanding, and our Board of Directors is authorized to issue additional shares of our common stock and preferred stock.  Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Further, our shares do not have preemptive rights, which means we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares.  Therefore, any additional sales of stock by us could dilute your ownership interest in our Company.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward- looking statements as defined by federal securities laws.  For this purpose, forward- looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by such statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  For these statements, we claim the protection of the “bespeaks caution” doctrine. Such forward-looking statements include, but are not limited to:

•	statements regarding our anticipated financial and operating results, including anticipated sources of revenues, when we expect to begin to receive revenues with respect to services we provide and anticipated;
•	statement regarding anticipated future sources of revenues;
•	statement regarding management’s expectation with respect to future acquisitions producing more significant revenues during the in the future;
•	statements regarding our goals, intensions, plans and expectations, including the introduction of new products and markets and locations we intend to target in the future;
•	statements regarding the anticipated timing and impact of our pending acquisitions;
•	statement regarding our expectation with respect to the potential issuance of stock or shares in connection with our acquisitions or in connection with providing services to client companies.; and
•	statement with respect to having adequate liquidity.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	changes in the pace of environmental legislation;
•	other regulatory developments that could limit the market for our products and services;
•	our ability to successfully integrate acquired entities;
•	competitive developments, including the possibility of new entrants into our primary market;
•	the loss of key personnel; and
•	other risks discussed in this document.

All forward-looking statements in this document are based on information currently available to us as of the date of this Form 10 and we assume no obligation to update any forward-looking statements other than as required by law.

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MARKET FOR COMMON STOCK, DIVIDEND POLICY AND RELATED STOCKHOLDER MATTERS

O common stock is not currently quoted anywhere in the United States. Our stock currently is listed on the Tel Aviv Stock Exchange because MySize is based in Israel. Despite that fact, MY SIZE, INC. is a Delaware Corporation, and a US domestic issuer and its listing on the Tel Aviv Stock Exchange does not allow for ready access to trading by US investors.

The following table shows the low and high share price on the Tel Aviv Stock Exchange for the last trading day of each month for the two year period of July 2013 to July 2015. .

Month	Low for the Day (NIS)	High for the Day (NIS)
15-Jul-15	17.71	18.50
Jun-15	12.32	13.00
May-15	12.60	13.05
Apr-15	8.50	9.27
Mar-15	8.50	8.50
Feb-15	6.99	7.00
Jan-15	4.91	5.10
Dec-14	5.40	5.40
Nov-14	6.25	6.68
Jan-14	5.50	5.70
Jan-14	5.50	5.70
Jan-14	4.47	4.80
Jul-14	3.55	3.59
Jun-14	3.77	3.77
May-14	5.50	5.50
Apr-14	4.57	4.57
Mar-14	5.53	5.53
Feb-14	6.00	6.00
Jan-14	06.8	06.8
Dec-13	6.00	6.00
Nov-13	3.98	3.98
Oct-13	2.30	2.30
Sep-13	0.17	0.17
Aug-13	0.17	0.17
Jul-13	23.3	27.5

We have outstanding warrants and options which could be exercised into shares of our common stock. The following table shows all options currently issued:

Option holder's name	No. of Options Held	Amount of Shares Exercisable Into	Exercise price
Yuval Weinstock (Held by SGS Trusts)	3,066 (46,000 pre 15/1 stock split)	3,066 (46,000 pre 15/1 stock split)
Erez Morag	100,000	100,000	1.60 NIS per share
Judith Halioua	50,000	50,000	2.00 NIS per share
David Yahalomi	85,714	85,714	$4.5 USD per share
David Nadav	28,571	28,571	$4.5 USD per share
Kfir Tamam	142,857	142,857	$4.5 USD per share

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We currently have no trading symbol or “ticker.” The trading price of our common stock might be extremely volatile. Further, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These kinds of broad market fluctuations may adversely affect the market price of our common stock.  For additional information, see “Risk Factors” above.

We currently only have one class of stock. There are also outstanding securities convertible into shares of our common stock, such aswarrants and options outstanding that are exercisable for shares of our common stock.

As of July 2, 2015 we have 898 shareholders. We have 100 shareholders of record. One of the shareholders of record is the Registration Company of Bank Hapoalim Ltd. which holds an aggregate of 8,709,421 common shares of the Company. The Registration Company of Bank Hapoalim Ltd. is the Israeli transfer agent which holds all the shares which are traded on the Tel-Aviv Stock Exchange (similar in that effect to the DTC system in the US). As of July 2, 2015 it holds these shares for 798 beneficial shareholders.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no equity compensation plans.  However, we may have to issue additional shares of common stock in the future in connection with future acquisitions.

Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion along with our financial statements and the related notes included in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under “Risk Factors.”. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, these forward-looking statements. See “Special Note About Forward-Looking Statements.” We have prepared our financial statements in accordance with U.S. generally accepted accounting principles issued by the FASB , as issued by the IASB.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Research and Development Expenses

Our research and development expenses for the three months ended March 31, 2015 amounted to USD 36K. We have not recorded any research and development expenses for the three months ended March 31, 2014. The increase primarily results from continuing subcontractors expenses for development of 2 applications and Trucco’s project.

Marketing Expenses

Our marketing, general and administrative expenses for the three months ended March 31, 2015 amounted to USD 170K. We have not recorded any marketing expenses for the three months ended March 31, 2014. The increase primarily results from subcontractors expenses and share base compensation resulting from the issuance of stock option grants to new consultant of our company.

General and Administrative Expenses

Our marketing, general and administrative expenses for the three months ended March 31, 2015 amounted to USD  136K compared to USD  89K for the three months ended March 31, 2014. The increase primarily results from consultant expenses.

Other Income, Net

Our other income, net for the three months ended March 31, 2015 amounted to USD 0. Our other income, net for the three months ended March 31, 2014 amounted to USD 211K primarily from waiving of liability to creditors.

Net Loss  from continuing operations

As a result of the foregoing research and development, marketing general and administrative expenses, and as we have not yet generated revenues since our inception, our net loss for the three months ended March 31, 2015 was USD 364K, compared to our net income for the three months ended March 31, 2014 of USD 157K. The net loss in 2015 compared to the net income in 2014 primarily resulted from our new operating activity which is focused on development of My Size products and marketing activities as described above.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2014 amounted to USD 0.78K. We have not recorded any research and development expenses for the year ended December 31, 2013. The increase primarily results from increase in subcontractors expenses which were higher in 2014 as a result of development of 2 applications and Trucco’s project. Also, we registered a new patent and hire a new algorithms team.

Marketing Expenses

Our marketing, general and administrative expenses for the year ended December 31, 2014 amounted to USD 209K. We have not recorded any marketing expenses for the year ended December 31, 2013. The increase primarily results from subcontractors expenses and share base compensation resulting from the issuance of stock option grants to new consultant of our company.

General and Administrative Expenses

Our marketing, general and administrative expenses for the year ended December 31, 2014 amounted to USD  377K compared to USD  241K for the year ended December 31, 2013. The increase is primarily results from consultant expenses.

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Other Income, Net

Our other income, net for the year ended December 31, 2014 amounted to NIS 205K primarily from waiving of liability to creditors. Our other income, net for the year ended December 31, 2013 amounted to NIS 32K.

Net Loss from continuing operations

As a result of the foregoing research and development, marketing general and administrative expenses, and as we have not yet generate revenues since our inception, our net loss for the year ended December 31, 2014 was USD 468K, compared to our net loss for the year ended December 31, 2013 of USD 286K. The decrease in 2014 compared to 2013 primarily resulted from our new operating activity which is focused on development of My Size products and marketing activities as described above.

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through private offerings of our equity securities in Israel.

As of December 31, 2014, we had cash and cash of USD 645K as compared to USD 4K as of December 31, 2013. This increase is due primarily from the private offering offset by our operating expenses for the period.

Net cash used in operating activities was USD 739K for the year ended December 31, 2014, compared with net cash used in operating activities of USD 204K for the year ended December 31, 2013.

Net cash used to investing activities for the year ended December 31, 2014, was USD 25K and primarily reflects purchase of property and equipment. Net cash from investing activities for the year ended December 31, 2013, was USD 81K and primarily reflects proceeds from sale of investment in subsidiary.

We had positive cash flow from financing activities of USD 1,504K for the year ended December 31, 2014 as compared to positive cash flow of USD 25K for the year ended December 31, 2013. The cash flow from financing activities for the year ended December 31, 2014 was due to issuance of common stock and proceeds from convertible note. The cash flow from financing activities for the year ended December 31, 2013 was due Proceeds from convertible note and Proceeds from related parties loan.

Application of Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles issued by the FASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this prospectus, we believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Research and development expenses

Research expenses are recognized as expenses when incurred. Costs incurred on development projects are recognized as intangible assets as of the date as of which it can be established that it is probable that future economic benefits attributable to the asset will flow to us considering its commercial feasibility. This is generally the case when regulatory approval for commercialization is achieved and costs can be measured reliably. Given the current stage of the development of our products, no development expenditures have yet been capitalized. Intellectual property-related costs for patents are part of the expenditure for the research and development projects. Therefore, registration costs for patents are expensed when incurred as long as the research and development project concerned does not meet the criteria for capitalization.

Equity-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation-Stock Compensation" ("ASC 718") which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated statements of operations.

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The Company recognizes compensation expenses for the value of its awards granted based on the accelerated method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company selected the Binomial option pricing model ("the Binomial model") as the most appropriate fair value method for its stock-options awards. The Binomial model requires a number of assumptions, of which the most significant are the suboptimal exercise factor and expected stock price volatility. The suboptimal exercise factor is estimated based on employees' historical option exercise behavior.

The suboptimal exercise factor is the ratio by which the stock price must increase over the exercise price before employees are expected to exercise their stock options.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

The expected option term represents the period that the Company's stock options are expected to be outstanding. The Company currently uses simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from Israel treasury zero-coupon bonds with an equivalent term.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The Company applies ASC 505-50, "Equity-Based Payments to Non-Employees" with respect to options and warrants issued to non-employees.

If any of the assumptions used in the binomial model change significantly, equity-based compensation for future awards may differ materially compared with the awards granted previously.

The following table presents the grant dates, number of underlying shares and related exercise prices of awards granted to employees and non-employees since January 1, 2014 as well as the fair value of the underlying ordinary shares on the grant date.

Date of grant	Number of shares subject to awards granted	Exercise price per share	fair value per ordinary share at grant date
September 11, 2014	100,000	$0.41	$1.18
September 11, 2014	50,000	0.51	1.15

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Convertible promissory notes:

The Company applies ASC 470-20, "Debt with Conversion and Other Options" ("ASC 470-20"). Under the guidelines of ASC 470-20, the Company measures and recognizes the beneficial conversion feature on the commitment date. The beneficial conversion feature is measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature is calculated on the commitment date using the conversion price. This intrinsic value is limited to the portion of the proceeds allocated to the convertible debt.

The Company applied ASC 470-20 and ASC 815 to the Convertible promissory notes.

Selected Financial Data

The following table sets forth our selected consolidated financial data for the periods and as of the dates indicated. You should read the following selected consolidated financial data in conjunction with our audited consolidated financial statements and the related notes thereto included elsewhere in this Registration Statement on Form 10 and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year ended December 31,
	2014	2013
		USD in thousands
Operating expenses:
Research and development	78	-
Marketing	209	-
General and administrative	377	241

Total operating expenses	664	(241)

Operating loss	(664)

Financial expense, net	9	77
Other income	205	32

Net loss from continuing operations	(468)	(286)
Net gain from discontinued operations	-	317
Net gain (loss)	(468)	31

Other comprehensive loss :
Adjustments arising from translating financial statements from functional currency to presentation currency	(79)	(76)

Total comprehensive loss	(547)	(45)

Net basic and diluted income (loss) per share (Note 12):
Continuing operations	(0.04)	(0.17)
Discontinued operations	-	0.19
Total basic and diluted income (loss) per share	(0.04)	(0.02)

Weighted average number of common stock used in computing basic and diluted net loss per share	12,292,723	1,627,850

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	December 31,
	2014	2013
	USD in thousands
Statement of financial position
Cash and cash equivalents	645	4
Other accounts receivable	43	25
Property and equipment, net	24	-
Deferred issuance cost	67	-
Total assets	779	29
Short-term convertible loans	72	124
Accounts payable	186	485
Other accounts payables	6	-
Related parties	-	268
Warrant to purchase Common stock	37	41
Total liabilities	301	918
Total shareholders’ equity (deficiency)	478	(889)

Item 3. Properties

At present, we do not own any real property.  The Company currently leases its 700 (approx.) square foot retail space for its main location.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Mr. Luzon Ronen, the Company’s CEO currently owns 1, 755, 950 of our common shares which represents approximately 11.47% of our issued and outstanding share capital

Item 5. Directors and Executive Officers

MANAGEMENT OF MY SIZE, INC.

The following table sets forth, as of the date of this registration statement, the name, age and positions of our executive officers and directors.

NAME	AGE	POSITION	DATES OF SERVICE
Eli Walles	33	Chairman of the Board	September 2013 - Present
Ronen Luzon	44	Chief Executive Officer and Director	September 2013 - Present
Uri Ben Or	44	Chief Financial Officer	September 2010 - Present
Billy Pardo	39	Chief Product Officer	May 2014 - Present
Oded Shohan	29	Chief Technology Officer	May 2014 - Present
Zeev Lavenberg	50	Independent director	August 2012 - Present
Moshe Gedansky	35	Independent director	August 2014 - Present
Shoshana Herman	46	Director	May 2014 - Present

The business background and certain other information about our directors and executive officers, as well our key employee, is set forth below:

Ronen Luzon - Founder & Chief Executive Officer

Prior to founding MySize,from 2006, Ronen is the CEO and Founder of Malers Ltd. , a company that has grown to be a leader in the global security solutions market and provides some of the most advanced technological solutions for integrated communication infrastructures, security and control systems. Prior to that, he held several senior marketing, sales management and professional services positions in a variety of international high tech companies. Ronen graduated from Middlesex University in London with a B.sc in IT and Business Information Systems(1998).

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Uri Ben-Or, CPA – Chief Financial Officer

Mr. Uri Ben Or has served as our Chief Financial Officer since 2010. In January, 2007, Mr. Ben Or founded CFO Direct, in which he has served as the Chief Executive Officer and through which he provides his services to our company. Mr. Ben Or also serves as CFO through CFO Direct in Biondvax Pharmaceuticals Ltd (NASDAQ: BVXV) since September 2007, in InterCure Ltd.  (TLV: INCR) since February 2011, in D Medical Industries LTD. (TLV: DMED) since February 2013 and in Therapix Biosciences Ltd. (TLV: THXBY) since October 2014. Prior to founding CFO Direct he served as the VP Finance of Glycominds Ltd. from 2001 to 2014, and as CFO of NetEye Corp. from 2000 to 2001 He also served as a Corporate Controller at Menorah Capital Markets from 1999 to 2000 and as an Auditor at PricewaterhouseCoopers from 1997 to 1999. Mr. Ben-Or holds a B.A. degree in Business from the College of Administration, and a M.B.A degree from the Bar Ilan University and is a certified public accountant in Israel.

Oded Shoshan – Chief Technology Office

In addition to his role at MySizeID,from 2012, he is the founder and CEO of MonkeyTech, a company that provides design, development and characterization of mobile applications. Before that,from 2010-2012 Oded was software project manager for the company One. Prior to his role in company One, Odedservied in the Israel Defense Forces, in the elite Data Center & Information Systems Unit (Mamram) and as officer in the computer division of the Israeli Air Force. Oded holds a BA from Tel Aviv University in cinema.

Billy Pardo – Vice President of Products

Prior to joining MYsizeid, from 2010-2013, Billy was Senior Director of Product Management and member of Fourier Education executive management team. Among her areas of expertise are launching products from the concept to the successful delivery in various methodologies, including Fourier Education’s award-winning einstein™ Science Tablet. From 2008-2010, she held a product management position at Time to Know.Prior to that from 1999 she was the R&D Software Team Leader for Eldat Communication Ltd.

She holds an MBA from The Interdisciplinary Center(2012) and a B.A. in computer science from The Academic College of Tel-Aviv, Yaffo(2001).

Dr. Shoshana Herman – Director

In addition to her role in My Size ,from 2000, Dr. Herman is a Researcher and student laboratories manager at Bar Ilan University. As well as a Lecturer at Bar-Ilan University, Ramat-Gan Collage and Dina Nursing school

Dr. Herman is a Doctor of Philosophy and Life Science.

Mr. Eli Walles – Chairman of the board

From 2010 – 2014, Mr. Walles was the Marketing Manager of MS Berlin GMBH, a real estate investment company. He is also a professional Jewish cantor appearing around the world.In 2001 he graduated from the Hebron Yeshiva in Jerusalem.

Mr. Ze'ev Levenberg – Director (independent)

From 2011 and until today Mr. Levenberg serves as a director of Asia Group Ltd. Which is an Israeli public company trading on the Tel Aviv Stock exchange. Also from 2009 and until today he serves as a director for  Intercolony Investments Ltd. Which is also an Israeli public company. Prior to that he served as a director from 2009-2014 of Arazim Investments Ltd. an Israeli public company and also served as a director of Adler Investments Ltd. an Israeli public company between the years 2008 and 2014. Prior to that he worked at as a director and investment committee member at Altshueler & Shaham an investment house in Israel between the years 2002 and 2008 Mr Levenberg holds BSc Medical Science degree from the  Hebrew University, Jerusalem Israel as well as anMBA (finance)from Bar Ilan University, Ramat-Gan Israel

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Mr. Moshe Gidansky – Director (independent)

Moshe Gidansky is an accountant (CPA) and an attorney (Adv.) in Israel. From 2011 Mr. Gidansky officiates as CFO at Netz Group Ltd. and at its subsidiaries. From 2010 – 2013 Mr. Gidansky worked at the Corporate Division in the Israeli Securities Authority for about 7 years. His last position at the Israeli Securities Authority was senior assistant chief accountant and as such was involved in all aspects of accounting work involving the supervision and regulation of public Mr. Gidansky holds a B.A in Accounting and Economics (summa cum laude) from Tel Aviv University, Israel and a Law degree from Bar Ilan University Israel .

Mr. Gidansky holds the position of lecturer of accounting at the Inter Disciplinarian Center in Herzliya as well as serving as a member of the Professional Overseeing Commitee of accounting and financial reporting of the Israeli Institute of Certified Public Accountants.

There is a family relationship between Mr. Ronen Luzon and Mrs. Billy Pardo. They are husband and wife.

Item 6. Executive Compensation

Summary Compensation Table

The following sets forth the compensation paid by MY SIZE, INC. since inception to our Chief Executive Officer and any other executive officers during the period ending December 31, 2014 (the “named executive officers”); such officers are compensated directly by MY SIZE, INC.

Current Office Holders

Position	Name	Age	Compensation	Member of Committees	Bio
Director, CEO	Ronen Luzon	44 (September 3 1970)	Currently not receiving monetary compensation. Received indemnification note, and is included in the Company's D&O insurance policy.		Education: BA in Information Technologies and Business, Middlesex University. During the 5 years prior to his employment by the Company, served as CEO of Malers Ltd.

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Position	Name	Age	Compensation	Member of Committees	Bio
Chairman of the Board	Eliyahu Wallas	33 (February 1, 1981)	Currently receives 5,142 USD ( 20,000 NIS) gross per month. Received indemnification note, and is included in the Company's D&O insurance policy.		During the 5 years prior to his employment by the Company, served as: Real estate entrepreneurship manager at MS BERLIN Gmbh; Cantor for the Kfar Shmaryahu religious municipality.
External Director	Moshe Gidansky	35 (May 28 1979)	According to the regulated director's compensation (10,400 USD per annum + 478 USD per meeting) (39,048 NIS per annum + 1,860 NIS per meeting).	Audit Committee; Financial Statement Examination Committee; Compensation Committee.

Education: BA in Economics and Accounting from Tel Aviv University; BA in Law from Bar-Ilan University.

During the 5 years prior to his employment by the Company, served as: CFO for Netz Group Ltd.; Senior assistant to head accountant in the Israeli Securities Authority (ISA) – corporate division.

Director	Shoshana Herman	46 (September 2, 1968)		Audit Committee; Financial Statement Examination Committee; Compensation Committee.

Education: Doctor of Philosophy and Life Science.

During the 5 years prior to her employment by the Company, served as: Researcher and student laboratories manager at Bar Ilan University; Lecturer at Bar-Ilan University, Ramat-Gan Collage and Dina Nursing school; Real estate Entrepreneur.

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Position	Name	Age	Compensation	Member of Committees	Bio
External Director	Ze'ev Levenberg	50 (March 11, 1964)

According to the regulated director's compensation

(10,400 USD per annum + 478 USD per meeting)

(39,048 NIS per annum + 1,860 NIS per meeting).

Received indemnification note, and is included in the Company's D&O insurance policy.

Audit Committee; Financial Statement Examination Committee; Compensation Committee.

Education: BA in Nature Science. Hebrew University of Jerusalem. MBA (financing) from Bar Ilan University.

During the 5 years prior to his employment by the Company, served as: Strategic project manager for Israel Discount Bank Ltd; Lecturer, Economics and financing, Bar Ilan University and The College of Management Academic Studies; Director and Investment committee member for the Altshuler Shaham Group Trust funds; Director Adler Investments Ltd.

CTO	Oded Shoshan	29 (January 11, 1985)

Received

31,885 USD

(124,000 NIS gross) in 2014 compensation within the scope of a development agreement between the Company and Monkeytech Ltd., a private company of which Mr. Shoshan is a partial owner.

Included in the Company's D&O insurance policy.

During the 5 years prior to his employment by the Company, served as: CEO and Founder of Monkeytech Ltd.; Developer and Project manager at One Technologies; Software officer, Israeli Air Force. IDF.

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Position	Name	Age	Compensation	Member of Committees	Bio
CFO	Uri Ben-Or	44 (August 21, 1970)	2,571 USD (10,000 NIS) per month. Received indemnification note, and is included in the Company's D&O insurance policy

Education: BA Business Management, The College of Management Academic Studies; MA in Accounting, The College of Management Academic Studies;

MBA, Bar Ilan University.

During the 5 years prior to his employment by the Company, served as: CEO of CFO Direct Ltd.; CFO at Glycominds Ltd.; CFO at BiondVax Pharmaceuticals Ltd.; CFO at Globalicom Trade Ltd.; CFO at Widemed Ltd.

Internal Auditor	Yisrael Gewirtz	37 (February 17, 1977)	Didn’t receive compensation		Graduate economy and accounting degree from the Bar Ilan University. Certify as CIA (certify internal auditor) Partner at Grant Thornton Israel
VP Products	Billy Balla Luzon	39 (July 23, 1975)	Currently receives 5,142 USD( 20,000 NIS )gross per month. Received indemnification note, and is included in the Company's D&O insurance policy.

Education: B.Sc. The Academic College of Tel Aviv-Yaffo;

MBA, Interdisciplinary Center (IDC) Herzliya.

During the 5 years prior to her employment by the Company, served as: Senior Director of Product Management, Fourier Education; Product manager, Time to Know; Product marketing manager RiT Technologies Ltd.

Please also see financial compensation table in Item 6 below

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Previous office holders (since October 2012)

PLEASE NOTE: THE DETAILS PROVIDED BELOW, REGARDING PREVIOUS OFFICE HOLDERS OF THE COMPANY ARE BASED ON THE COMPANY'S PUBLIC STATEMENTS AND WERE NOT VERIFIED OR REEXAMINED FOR THE PURPOSES OF THIS DOCUMENT.

Position	Name	Age	Compensation	Member of Committees	Bio
External Director	Shainberg Ofer	44 February 25, 1970

According to the regulated director's compensation (10,400 USD per annum + 478 USD per meeting)

(39,048 NIS per annum + 1,860 NIS per meeting).

Received indemnification note, and was included in the Company's D&O insurance policy.

Audit Committee; Financial Statement Examination Committee; Compensation Committee.

Education: BA in Economics and Accounting, Bar Ilan University;

MBA, Bar Ilan University;

LLM, Bar Ilan University;

During the 5 years prior to his employment by the Company, served as: CFO at Glycominds Ltd.; CFO at Ness Pro (of Ness Technologies group); CFO at Proteologics Ltd.; CFO at Concord Ventures.

CEO and Director	Kfir Tamar	46 December 26, 1967

According to the regulated director's compensation (10,400 USD per annum + 478 USD per meeting)

(39,048 NIS per annum + 1,860 NIS per meeting) at the time of CEO 8,000 NIS per month.

Received indemnification note, and was included in the Company's D&O insurance policy.

Education: BA in Economics and Business Management, Bar Ilan University;

MA in Business Economics, Bar Ilan University.

During the 5 years prior to her employment by the Company, served as: CEO of BP&C Consulting Group; VP licensing, Healthcare, Yissum Research Development Company of the Hebrew University.

Chairman of the Board	Ascher Shmulewitz	58 October 22, 1956	Did not receive monetary compensation. Received indemnification note, and was included in the Company's D&O insurance policy.

Doctor of Engineering, Tel Aviv University;

Doctor of Medicine – Technion, Israel Institute of Technology.

During the 5 years prior to his employment by the Company, served as Manager of Medgenesis Partners Ltd.

External Director	Ran Ben Or	51 April 1, 1963.

According to the regulated director's compensation (10,400 USD per annum + 478 USD per meeting)

(39,048 NIS per annum + 1,860 NIS per meeting).

Received indemnification and exculpation note, and was included in the Company's D&O insurance policy.

Audit Committee; Financial Statement Examination Committee.

Education: B.Sc., Hebrew University of Jerusalem;

BA in Accounting, Hebrew University of Jerusalem;

MBA, Hebrew University of Jerusalem.

During the 5 years prior to his employment by the Company, served as: Managing partner – Tene Investment Funds; CEO Bagira Investments Ltd.; Partner at Itzhak Swary & Co.

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Committees of the Board

PLEASE NOTE: THIS IS NOT A TRANSLATION OF THE LAW. THE EXPLANATIONS CONTAINED HEREIN ARE NOT A COMPREHENSIVE OR COMPLETE DESCRIPTION OF ALL THE RELEVANT STATUTORY PROVISIONS.

" Companies Law "- the Israeli Companies Law 5759-1999 and its regulations.

"External Directors" -

Under the Companies Law, an Israeli company whose shares have been offered to the public or whose shares are listed for trading on a stock exchange in or outside of Israel is required to appoint at least two external directors to serve on its board of directors. Our external directors are Mr. Ze'ev Levenberg and Mr. Moshe Gidansky. At least one of the external directors is required to have “financial and accounting expertise,” and the other external director or directors are required to have “professional expertise”. An external director may not be appointed to an additional term unless: (1) such director has “accounting and financial expertise;” or (2) he or she has “professional expertise,” and on the date of appointment for another term there is another external director who has “accounting and financial expertise” and the number of “accounting and financial experts” on the board of directors is at least equal to the minimum number determined appropriate by the board of directors.

A director has “professional expertise” if he or she satisfies one of the following:

•	the director holds an academic degree in one of these areas: economics, business administration, accounting, law or public administration;

•	the director holds an academic degree or has other higher education, all in the main business sector of the company or in a relevant area for the board position; or

•	the director has at least five years’ experience in one or more of the following (or a combined five years’ experience in at least two or more of these): (a) senior management position in a corporation of significant business scope; (b) senior public office or senior position in the public sector; or (c) senior position in the main business sector of the company.

A director with “financial and accounting expertise” is a person that due to his or her education, experience and skills has high skills and understanding of business-accounting issues and financial reports which allow him to deeply understand the financial reports of the company and hold a discussion relating to the presentation of financial information. The company’s board of directors will take into consideration in determining whether a director has “accounting and financial expertise”, among other things, his or her education, experience and knowledge in any of the following:accounting issues and accounting control issues characteristic to the segment in which the company operates and to companies of the size and complexity of the company;

•	the functions of the external auditor and the obligations imposed on such auditor; and

•	preparation of financial reports and their approval in accordance with the Companies Law and the securities law.

A person may not serve as an external director if the person is a relative of a controlling shareholder or if at the date of the person’s appointment or within the prior two years the person, or his or her relatives, partners, employers or entities under the person’s control, or someone to whom he or she is subordinate, whether directly or indirectly, have or had any affiliation with any of: (1) the Company, (2) any entity controlling the Company, (3) a relative of the controlling shareholder on the date of such appointment, or (4) any entity controlled, on the date of such appointment or within the preceding two years, by us or by the Company's controlling shareholder. If there is no controlling shareholder or no shareholder/s holding together 25% or more of voting rights in the company, a person may not serve as an external director if the person has any affiliation with any person who, as of the date of the person’s appointment, was the chairman of the board of directors, the general manager (Chief Executive Officer), any shareholder holding 5% or more of the company’s shares or voting rights, or the senior financial officer. We refer to each of the relationships set forth in this paragraph as an Affiliated Party.Under the Companies Law, “affiliation” includes:

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•	an employment relationship;

•	a business or professional relationship maintained on a regular basis;

•	control; and

•	service as an office holder, excluding service as a director of a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

A “ relative ” is defined as a spouse, sibling, parent, grandparent, descendant, and a descendant, sibling or parent or the spouse of each of the foregoing.

An “ office holder ” is defined as a general manager, chief operating officer, executive vice president, vice president, director or manager directly subordinate to the general manager or any other person assuming the responsibilities of any of these positions regardless of that person’s title.

A person may not serve as an external director if that person or that person’s relative, partner, employer, a person to whom such person is subordinate (directly or indirectly) or any entity under the person’s control has a business or professional relationship with any entity that has an affiliation with any Affiliated Party, even if such relationship is intermittent (excluding insignificant relationships). Additionally, any person who has received compensation in breach of the Companies Law (excluding compensation from insignificant relationships) other than compensation permitted under the Companies Law may not continue to serve as an external director.

A person may not serve as an external director if that person’s position or other business activities create, or may create, a conflict of interest with the person’s service as a director or may otherwise interfere with the person’s ability to serve as a director.

If at the time any external director is appointed, all members of the board who are neither controlling shareholders nor relatives of controlling shareholders are the same gender, then the external director to be appointed must be of the other gender.

A director of a company shall not be appointed as an external director of another company if at such time a director of the other company is acting as an external director of the first company.

Until the lapse of two years from the termination of office, none of the company in which such external director served, its controlling shareholder or any entity under the control of such controlling shareholder may, either directly or indirectly, grant such former external director, or his or her spouse or child, any benefit, including via (1) the appointment of such former director or his or her spouse or his child as an office holder in the company or in an entity controlled by the company's controlling shareholder; (2) the employment of such former director, and (3) the engagement, either directly or indirectly, of such former director as a provider of professional services for compensation, including through an entity under his or her control. The same restrictions above apply to relatives other than a spouse or a child, but such limitations shall only apply for one year from the date such external director ceased to be engaged in such capacity.

External directors, who provided the Company with a declaration that they qualify to be external directors under the terms provided herein, are elected by a majority vote at a shareholders’ meeting, so long as either:

•	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

•	the total number of shares of such shareholders voted against the election of the external director does not exceed 2% of the aggregate voting rights of our company.

"Control" - A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters, a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

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The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, provided that either:

(i)	his or her service for each such additional term is recommended by one or more shareholders holding at least one percent (1%) (provided that the external director is not and has not been for a period of two years prior to such nomination an affiliated or competing shareholder (as defined in the Companies Law or the relative of such) of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such reelection exceeds two percent (2%) of the aggregate voting rights in the company; or

(ii)	his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders meeting by the same disinterested majority required for the initial election of an external director (as described above).

External directors may be removed only by the same special majority of shareholders required for their election or by a court, and in both cases only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to our company. In the event of a vacancy created by an external director which causes the company to have fewer than two external directors, the board of directors is required under the Companies Law to call a shareholders meeting as soon as possible to appoint such number of new external directors in order that the company thereafter has two external directors.

External directors may be compensated only in accordance with regulations adopted under the Companies Law.

Any committee which is authorized to use a power of the board of directors, must have at least one External Director as a member.

Audit Committee

Under the Companies Law, the board of directors of any public company must establish an audit committee. The audit committee must consist of at least three directors and must include all of the external directors.

Under the Companies Law, the majority of members of the audit committee, as well as a majority of members present at audit committee meetings, must be an unaffiliated directors (as defined below), at least one member must be an external director, and the audit committee chairman shall be an external director. In addition, the following are disqualified from serving as members of the audit committee: the chairman of the board, a controlling shareholder and his relatives, any director employed by the company or by its controlling shareholder or by an entity controlled by the controlling shareholder, a director who regularly provides services to the company or to its controlling shareholder or to an entity controlled by the controlling shareholder, and any director who derives the majority of his or her income from the controlling shareholder. Any persons disqualified from serving as a member of the audit committee may not be present at the audit committee meetings, unless the chairman of the audit committee has determined that the presence of such person is required to present a matter to the meeting or if such person qualifies under an available exemption in the Companies Law.

An “ unaffiliated director ” is defined under the Companies Law as an external director or a director who was declared as such in accordance with the Companies Law and who meets the following conditions: (1) satisfies the conditions for appointment as an external director (as described above) except for (a) the requirement that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (b) the requirement for accounting and financial expertise or professional qualifications and the audit committee has determined that such conditions have been met and (2) he or she has not served as a director of the company for more than nine consecutive years, with any interruption of up to two years in his or her service not being deemed a disruption in the continuity of such service.

The Company's audit committee, is comprised of Mr. Levenberg, Ms. Herman, and Mr. Gidansky.

The board of directors may resolve that the audit committee may acts as a committee for review of our financial statements as required under the Companies Law.

Under the Companies Law, our audit committee is responsible for:

(i)	determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the board of directors to improve such practices;

(ii)	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest) and whether such transaction is extraordinary or material under Companies Law);

(iii)	Determining a competitive process for engagement in related party transactions prior to the Company's engagement is such transaction.

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(iv)	where the board of directors approves the working plan of the internal auditor, to examine such working plan before its submission to the Board and proposing amendments thereto;

(v)	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

(vi)	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor; and

(vii)	Establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

The audit committee may not conduct any discussions or approve any actions requiring its approval, unless at the time of the approval a majority of the committee’s members are present, which majority consists of unaffiliated directors including at least one external director.

Compensation Committee

Under the Companies Law, the board of directors of a public company in Israel must appoint a Compensation Committee. The compensation committee must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director.

The compensation committee is subject to the same Israeli Companies Law restrictions as the audit committee as to (a) who may not be a member of the committee and (b) who may not be present during committee deliberations as described above.

The Company's compensation committee consists of Mr. Levenberg, Ms. Herman, and Mr. Gidansky.

The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a compensation policy. That policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee, and will need to be brought for approval by the company’s shareholders.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, the company’s business and its long-term strategy, and creation of appropriate incentives for executives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	the knowledge, skills, expertise and accomplishments of the relevant director or executive;

•	the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

•	the relationship between the terms offered and the average and median compensation of the other employees of the company, including those employed through manpower companies;

•	the impact of disparities in salary upon work relationships in the company;

•	the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

•	as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company. The compensation policy must also include the following principles: • the link between variable compensation and long-term performance and measurable criteria;

•	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

•	the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

•	the minimum holding or vesting period for variable, equity-based compensation; and

•	maximum limits for severance compensation. The compensation policy must also consider appropriate incentives from a long-term perspective and maximum limits for severance compensation.

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The compensation committee is responsible for (a) recommending the compensation policy to a company’s board of directors for its approval (and subsequent approval by the shareholders) and (b) duties related to the compensation policy and to the compensation of a company’s office holders as well as to matters related to approval of the terms of engagement of office holders, including:recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three (3) years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

•	recommending to the board of directors periodic updates to the compensation policy;

•	assessing implementation of the compensation policy; and

•	determining whether the compensation terms of the chief executive officer of the company need not be brought to approval of the shareholders.

Financial Statement Examination Committee

Under the Companies Law, the board of directors of a public company in Israel must appoint a financial statement examination committee, which consists of at least 3 members. All members of the committee shall be directors with the ability to read and understand financial statements, at least one member shall have accounting and financial expertise (both based on such directors declaration).

Mr. Levenberg, Ms. Herman, and Mr. Gidansky.

Under the Companies Law, the majority of members of the committee, as well as a majority of members present at committee meetings, must be an unaffiliated directors (as defined below), at least one member must be an external director, and the audit committee chairman shall be an external director.

From time to time as necessary and required to approve our financial statements, the committee holds separate meetings, prior to the scheduled meetings of the entire board of directors regarding financial statement approval. The function of a financial statements examination committee is to discuss and provide recommendations to its board of directors (including the report of any deficiency found) with respect to the following issues: (1) estimations and assessments made in connection with the preparation of financial statements; (2) internal controls related to the financial statements; (3) completeness and propriety of the disclosure in the financial statements; (4) the accounting policies adopted and the accounting treatments implemented in material matters of the company; (5) value evaluations, including the assumptions and assessments on which evaluations are based and the supporting data in the financial statements.

The independent registered public accounting firm and our internal auditors are invited to attend all meetings of the committee.

						Non-Equity	Nonqualified	All
Name and					Warrant /	Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	-sation (1)	Total

Ronen Luzon - Chief Executive Officer and Director	2014	$0	0	0	0	0	0	0	$0
Uri Ben-Or - Chief Financial Officer	2014	$34	0	0	0	0	0	0	$34
Eli Walles - Chairman of the Board	2014	$5	24	0	0	0	0	0	$29
Oded Shushan - Chief technical office	2014	$40	0	0	0	0	0	0	$40
Billy Pardo - VP of Products	2014	$5	17	0	0	0	0	0	$22
Shoshana Herman - Director	2014	$18	0	0	0	0	0	0	$18
Zeev Levenberg - External Director	2014	$19	0	0	0	0	0	0	$19
Moshe Gidansky - External Director	2014	$4	0	0	0	0	0	0	$4

None of our named executive officers held options or other unvested equity awards as of December 31, 2014.

33

Comments:

All numbers are in thousands of dollars

An exchange rate of 1 USD = 3.57 was used

Compensation of Directors

We currently compensate our directors in cash – see chart above.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Prior to and during 2013 Asher Shmuelevitch a former controlling shareholder loaned the Company $268,000. These loans bear no interest and have no maturity date. On January 5, 2014, an amount of $ 71,000 of the loan balance was converted to 2,487,000 Common stock of the Company, at a conversion price of 0.1 NIS. The rest of the loan balance was waived to the Company by its controlling stockholders.

Material Agreements

Agreement for the acquisition of rights in the venture between the company and Shoshana Zigdon (hereinafter – " Shoshana " or the " Seller ")

A shareholders' meeting on January 2014, approved the company's engagement with Shoshana in an agreement for the acquisition of rights in a venture for the accumulation of physical data of human beings by portable electronic devices (including smart phones, tablets and other portable devices) for the purpose of locating, based on the accumulated data, articles of clothing in internet apparel stores, which will fit the person whose measurements were so accumulated (the " Agreement" and the " Venture ", respectively).

As of the date of the Agreement, within the framework of the Venture, an application for the registration of patent, the details of which are specified in line 1 of patents' table in Item 1 (sub item patents) above, was filed on January 20, 2013 (the "Method" and the "Patent Application", respectively).

In consideration for the acquisition of the Sold Assets, the Company undertook to pay the Seller 18% of the Company's operating profit, arising directly or indirectly from the Venture and/or the Method and/or the commercialization of the Patent (to the extent registered) together with VAT under the law (the "Royalties" or the "Consideration") during a period of 7 years from the termination of the development period of the Venture.*

Seller's right to receive Royalties will apply even in the event the Patent is revoked/rejected/expires and/or not accepted for any reason whatsoever. Down payments on account of the Royalties will be paid to the Seller once quarterly, within 14 days from the approval of the reviewed financial reports of the Company, with the exception of the fourth quarter which will be paid after the approval of the audited financial reports of the Company. Payment will be made against a duly issued tax invoice as prescribed by law. Royalty adjustments will be made according to the Company's annual audited financial reports.

The Seller will be entitled to re-purchase the Sold Assets (the Venture, the Method and the Patent) from the Company upon the occurrence of one or more of the following events: (a) an application was filed for the dissolution of the Company and/or for the appointment of a receiver for the Company and/or for a substantial part of its assets and/or an attachment was imposed on a substantial part of the Company's assets, and the application or attachment – as the case may be – were not canceled within 60 (sixty) days from the date on which they were filed; or (b) if upon the termination of 7 years from the date of execution of the Agreement, the entire aggregate income of the Company, arising directly and/or indirectly from the Venture and/or the Method and/or the commercialization of the Patent was lower than 3.6 million. Sellers right to repurchase the Sold Assets from the Company will be at market price which will be determined by an external and independent assessor the identity of whom shall be mutually agreed upon by the parties.

In Such an event, seller may repurchase the property being sold at a market price to be determined by an external and independent valuer, who shall be chosen by agreement by the parties, and the audit committee shall conduct the negotiations on behalf of the company to determine the identity of the valuer. In the absence of agreement on the identity of the valuer, the valuer shall be appointed by the president of the Institute of Certified Public Accountants in Israel. If one of the parties appeals against the valuation, with the company's decision to appeal being made by the audit committee of the company, the parties shall approach another agreed valuer from one of the four large accounting firms in Israel (and in the absence of agreement he shall be chosen by the president of the Institute of Certified Public Accountants) and an average shall be taken of the two valuations which are received. The parties shall bear the valuers' fees and all the expenses of the valuation in equal shares.

34

Intellectual Property: Developments, improvements knowledge and know-how developed and/or accumulated by the Company after the execution of the Agreement will be owned by the Company.

Non compete Undertaking: The Seller undertook not to compete, directly or indirectly, with the Company in connection with the Sold Assets and/or the Venture and/or the Method for a period of 7 years from the end of the development period of the Venture.

This was a related party transaction because at the time that Ms. Zigdon’s royalty agreement was put to a vote by the shareholders of the Company she was also a beneficial owner of over 20% of the Company. Therefor she was deemed a Related Party.

*According to the contract with Ms. Zigdon the 18% will be paid only from the Company’s revenues, thus the “termination of the development period of the Venture” will be finished once the products will be matured and ready for the market whereby the day the Company will start to receive revenue from the product that day will be considered the “termination of the development period of the Venture” and for a period of 7 years from such date Ms. Zigdon will be entitled to receive 18% of the company’s operating profit.

Item 8. Legal Proceedings

a.	On May 30, 2013, the Company announced that a NIS 138 thousand suit had been filed against the Company and against Company officers including the Company’s former Controlling shareholder Mr. Asher Shmulevich for a debt to a former Company legal counsel. In August 2013 the court ruled that the Company must pay the full sum plus interest and linkage and plus court expenses and legal fees in the sum of NIS 19 thousand. On October 16, 2013 the court decided to dismiss the claim with both parties’ consent.

b.	On January 16, 2014, the Company announced that a $ 1,400 claim had been filed against the Company and against the Company’s former Controlling shareholder Mr. Asher Shmulevich for breach of the investment agreement from 2011 between the Company, its former Controlling shareholder and Metamorfix stockholders. Based on external counsel's opinion, the Company does not believe that this claim has any merits, as such no provision was recorded in the financial statements in this regards. This claim was in the form of a letter which was received by the company on January 16, 2014. Other than said letter, the company did not receive any additional claims or actions regarding this action.

c.	In February 2015, an investor of the Company filed a lawsuit against the Company for the repayment $ 72 representing the full loan and accrued interest amount given by the investor to the Company during 2012 (see also Note 6a). The Company rejects all claims against the investor and is assessing its options for action.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Other than described herein, we are not involved in, or the subject of, any pending legal proceedings or governmental actions the outcome of which, in management’s opinion, would be material to our financial condition or results of operations.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Registrant’s Common Stock is not currently listed on any US stock exchange, nor is the Registrant’s Common Stock currently traded anywhere in the United States, including the Over-the-Counter-Market. The Registrant has not paid Dividends and has no plans to pay Dividends.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our capital stock.  This summary is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, and by the applicable provisions of Delaware law.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 15,313,793 shares are issued and outstanding as of the date hereof.

Common Stock

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock.   Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of common stock has any preemptive right to subscribe for any of our securities.  Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any.  All shares of common stock outstanding are fully paid and non-assessable.

35

VStock Transfer currently serves as the Company’s transfer agent for the common stock.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.  The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up. (The Company currently has no shares of preferred stock issued and outstanding.)

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

General

A number of provisions of our Certificate of Incorporation and Bylaws and Delaware Law deal with matters of corporate governance and certain rights of stockholders.  Reference should be made to our Certificate of Incorporation and Bylaws as certain provisions thereof might be deemed to have a potential “anti-takeover” effect.

Item 10. Recent Sales of Unregistered Securities

Date	Security	Total Investment Amount	Amount of Shares	Share price	Details
Feb. 2014	Common Stock	$212,000*	7,436,273	$ 0.03 (0.10 NIS) Per Share	Equity investment from 9 investors
Feb. 2014	Common Stock	$98,000	3,457,800	$ 0.03 (0.10 NIS) Per Share	Debt conversion.
Jul. 2014	Common Stock	$1,274,000*	2,601,250	2,156,250 Shares at $ 0.47 (1.6NIS) Per Share -and- 445,000 Shares at $ 0.59 (2NIS) Per Share	Equity investment from 28 investors
Jul. 2014	Common Stock	$83,000	190,625	$ 0.44 (1.6NIS) Per Share	Debt conversion
Apr. 2015	Convertible Loan and Warrants**	$4,025,000	Convertible into 1,150,055 Shares -and- 1,150,055 warrants	Convertible Loan convertible into 1,150,055 Shares at a conversion price of $3.5 per share. -and- 1,150,055 Warrants to Common stock with an exercise price of $4.5 per share.	Aggregate amount of $4,025,000 from 6 Investors

*Proceeds from stock issued to investors are presented in the Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) net of $65,000 issuance costs.

** In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the notes shall be deemed to have been converted automatically into common stock of the Company.

***All of the securities referenced were sold only to Non US Persons in reliance on the exemption from registration contained in Regulation S.

36

Item 11. Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 15,313,793 shares are issued and outstanding and are to be registered as of the date hereof.

Item 12. Indemnification of Officers and Directors

Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for or with respect to any acts or omissions in the performance of such person’s duties as a director, except to the extent required by law.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

The Certificate of Incorporation provides that we may indemnify, and advance expenses to, our directors and officers with respect to certain liabilities, expenses and other accounts imposed upon them because of having been a director or officer.

Item 13. Financial Statements and Supplementary Data

See Item 15. “Financial Statements and Exhibits.”

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15. Financial Statements and Exhibits

(a) Financial Statements

The financial statements required by this Item are included beginning at page F-1.

(a)   Exhibits

3.1	Certificate of Incorporation
3.2	Bylaws
10.1	In Situ Trucco agreement
10.2	V enture Agreement with Shoshana Zigdon
99.1	BDO Market Summary
99.2	BDO Executive Summary
99.3	Consent of BDO

37

SIGNATURES

Pursuant to the requirements Section 12 of the Securities Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of North Hills, State of Israel on August 18, 2015.

MY SIZE, INC.

Date: August 18, 2015	/s/ Ronen Luzon
By: Ronen Luzon
Its: Chief Executive Officer;
Director

38

MY SIZE INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2015

U.S. DOLLARS IN THOUSANDS

F-1

MY SIZE INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data) (Unaudited)

	Three-Months Ended March 31,	December 31,
	2015	2014

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$408	$645
Other receivables and prepaid expenses	41	43

Total current assets	480	688

PROPERTY AND EQUIPMENT, NET	30	24

DEFERRED ISSUANCE COST	31	67

Total assets	$510	$779

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Short-term convertible loans	$72	$72
Accounts payable	153	186
Other accounts payables	25	6

Warrant to purchase Common stock	58	37

Total current liabilities	308	301
COMMITMENT AND CONTINGENT

STOCKHOLDERS' EQUITY (DEFICIENCY):
Stock capital -
Common stock of $ 0.001 par value -
Authorized: 50,000,000 shares; Issued and outstanding: 15,313,793 shares	15	15
Additional paid-in capital	4,550	4,455
Accumulated other comprehensive loss	(126)	(119)
Accumulated deficit	(4,237)	(3,873)

Total stockholders' equity (deficiency)	202	478

Total liabilities and stockholders' equity (deficiency)	$510	$779

The accompanying notes are an integral part of the consolidated financial statements.

F-2

MY SIZE INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
U.S. dollars in thousands (except share data and per share data) (Unaudited)

	Three-Months Ended March 31,
	2015	2014

Operating expenses:
Research and development	$36	$-
Marketing	170	-
General and administrative	136	89

Total operating expenses	342	89

Operating loss	(342)	(89)

Financial expense, net	(22)	35
Other income	-	211

Net income (loss) from continuing operations	$(364)	$157

Other comprehensive income (loss):
Foreign currency translation differences	(7)	14

Total comprehensive income (loss)	$(371)	$171

Net basic income (loss) per share (Note 3):
Total basic and diluted income (loss) per share	$(0.02)	$0.02

Net diluted income (loss) per share (Note 3):
Total basic and diluted income (loss) per share	$(0.02)	$0.01

Weighted average number of common stock used in computing basic net income (loss) per share	15,313,793	7,258,489

Weighted average number of common stock used in computing diluted net income (loss) per share	15,313,793	8,998,140

The accompanying notes are an integral part of the consolidated financial statements.

F-3

MY SIZE INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands (except share data) (Unaudited)

	Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders' equity
	Number	Amount	capital	income (loss)	Deficit	(deficiency)

Balance as of January 1, 2015	15,313,793	$15	$4,455	$(119)	$(3,873)	$478

Stock-based compensation related to options granted to consultants	-	-	95	-	-	95
Total comprehensive loss	-	-	-	(7)	(364)	(371)

Balance as of March 31, 2015	15,313,793	$15	$4,550	$(126)	$(4,237)	$202

*) Represent an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

F-4

MY SIZE INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands (except share data) (Unaudited)

	Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders' equity
	Number	Amount	capital	income (loss)	Deficit	(deficiency)

Balance as of January 1, 2014	1,627,845	2	2,554	(40)	(3,405)	(889)

Issuance of Common stock, net of $26 issuance costs	7,436,273	8	180	-	-	188
Conversion of debt to Common stock	3,457,800	3	93			96
Waiver of related parties debt	-	-	253	-	-	253
Total comprehensive loss	-	-	-	14	157	171

Balance as of March 31, 2014	12,521,918	$13	$3,080	$(26)	$(3,248)	$(181)

*) Represent an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

F-5

MY SIZE INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands (Unaudited)

	Three-Months Ended March 31,
	2015	2014
Cash flows from operating activities:

Net income (loss)	$(364)	$157
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1	-
Accrued interest on loans	2	2
Valuation of warrant to purchase Common stock	22	(41)
Stock based compensation	96	-
Waiver of accounts payable debt	-	(205)
increase in other receivables and prepaid expenses	35	(17)
Decrease in accounts payable	(29)	(71)
Increase in other accounts payable	18	-

Net cash used in operating activities	(219)	(175)

Cash flows from investing activities:

Purchase of property and equipment	(9)	-

Net cash used in investing activities	(9)	-

Cash flows from financing activities:

Issuance of Common stock, net	-	188

Net cash provided by financing activities	-	188

Effect of exchange rate changes on cash and cash equivalents	(9)	(6)

Increase (decrease) in cash and cash equivalents	(237)	7
Cash and cash equivalents at the beginning of the period	645	4

Cash and cash equivalents at the end of the period	$408	$11

Non cash transactions
Conversion of convertible debt to shares	$-	$96

The accompanying notes are an integral part of the consolidated financial statements.

F-6

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data) (Unaudited)

NOTE 1:-	GENERAL

a.	My Size Inc. (the "Company"), was incorporated and commenced operations in September 1999, as Topspin Medical Inc. ("Topspin"), a private company registered in the State of Delaware, U.S. Topspin was engaged, through its Israeli subsidiary, in research and development in the field of cardiology and urology.

During 2008, in light of the Company's cash flow situation, the Company discontinued its above operations and soon after dismissed all of its employees.

During 2011, the Company acquired all of the outstanding stock of Metamorefix Ltd. ("Metamorefix"), a privately-held company incorporated on January 31, 2007, and engaged in developing solutions for tissue restoration, particularly skin tissue restoration, for no consideration.

In January 2013, the Company sold its subsidiary, Metamorefix, for consideration of $ 180 in cash (net of $ 30 transaction costs) and future royalties of 5% from Metamorfix product sales for a period of 7 years. In addition, the Company waived a loan in the amount of $ 208 (NIS 803 thousand) given to Metamorfix during 2012. The Company recorded a gain of $ 317 in the year ended December 31, 2013 as result of this sale.

Following the sale, Metamorefix's results of operations and statement of financial position balances are disclosed as a discontinued operation, including the resulting gain from the sale.

From September 1, 2005 the Company is traded on the Tel Aviv Stock Exchange.

In December 2013, the Company changed its name from Topspin Medical Inc. to Knowledgetree Ventures Inc. and on February 16, 2014 the Company changed its name to My Size Inc.

In February 2014, the Company established a wholly-owned subsidiary, My Size (Israel) 2014 Ltd., a company registered in Israel, engaged in the development of the Venture described below.

b.	On January 9, 2014, the Company's General Meeting approved an engagement with one of the Company’s investors (the "Seller") for the purchase of rights in a Venture. The Venture is a development of an application which assists the consumer to accurately take the measurements of his own body in order to fit clothing in the best way possible without the need to try them on using a mobile device.

In return for purchasing the Venture, the Company shall undertake to pay the Seller 18% of the Company’s operating profit, direct or indirect, connected to the Venture for a period of 7 years starting from the end of the Ventures development period. As part of the agreement, the Seller received an option to buy back the Venture, for consideration which will reflect the market fair value at that time, on the occurrence of the following events: a) If a motion has been filed to liquidate the Company; b) If 7 years after signing the agreement, the Company’s total accumulated revenues, direct or indirect, from the Venture or the commercialization of the patent will be lower than 3.6 million NIS.

In Such an event, seller may repurchase the property being sold at a market price to be determined by an external and independent valuer, who shall be chosen by agreement by the parties, and the audit committee shall conduct the negotiations on behalf of the company to determine the identity of the valuer. In the absence of agreement on the identity of the valuer, the valuer shall be appointed by the president of the Institute of Certified Public Accountants in Israel. If one of the parties appeals against the valuation, with the company's decision to appeal being made by the audit committee of the company, the parties shall approach another agreed valuer from one of the four large accounting firms in Israel (and in the absence of agreement he shall be chosen by the president of the Institute of Certified Public Accountants) and an average shall be taken of the two valuations which are received. The parties shall bear the valuers' fees and all the expenses of the valuation in equal shares.

c.	During the year ended December 31, 2014, the Company continues to incur losses and negative cash flows from operating activities amounting to $ 468 and $ 733, respectively. These conditions raise substantial doubts about the Company’s ability to continue as a going concern. The Company’s ability to continue to operate is dependent upon raising additional funds to finance its activities. The Company plans to raise capital to finance its operations. There are no assurances, however' that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products. The consolidated financial statements do not include any adjustment with respect to the carrying amounts of assets and liabilities and their classification that might be necessary should the Company be unable to continue as a going concern.

F-7

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data) (Unaudited)

d.	The Company operates in one reportable segment and all of its long-lived assets are located in Israel.

e.	The accompanying unaudited condensed consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements are comprised of the financial statements of the Company and its subsidiaries collectively referred to as the Company. In management's opinion, the interim financial data presented includes all adjustments (consisting solely of normal recurring items) necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2015.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the year ended December 31, 2014.

The preparation of the unaudited condensed consolidated financial statements requires management to make estimates and assumptions relating to reporting of the assets and liabilities and the disclosure of contingent assets and liabilities to prepare these condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period in conformity with U.S. generally accepted accounting principles. Actual results could differ from these estimates.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The presentation currency of the financial statements is the U.S. dollar.

The majority of the Company and its subsidiaries expenses are denominated in New Israeli Shekel ("NIS"). The financing of the Company is mainly in NIS. Therefore, the Company's management believes that the currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the NIS and thus its functional currency. The financial statements are translated as follows:

1.	Assets and liabilities at the end of each reporting period (including comparative data) are translated at the closing rate at the end of the reporting period.

F-8

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data) (Unaudited)

2.	Income and expenses for each period included in profit or loss (including comparative data) are translated at average exchange rates for the relevant periods; however, if exchange rates fluctuate significantly, income and expenses are translated at the exchange rates at the date of the transactions.

3.	Stock capital, capital reserves and other changes in capital are translated at the exchange rate prevailing at the date of incurrence.

4.	Retained earnings are translated based on the opening balance translated at the exchange rate at that date and other relevant transactions (such as dividend) during the period are translated as described in 2) and 3) above.

5.	All resulting translation adjustments are recognized as a separate component of accumulated other comprehensive loss in equity.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

e.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%

Computers and peripheral equipment	33
Office furniture and equipment	7
Leasehold improvements	Over the term of the lease or the useful life of the improvements, whichever is shorter

f.	Impairment of long-lived assets:

The Company's property and equipment are reviewed for impairment in accordance with ASC 360, "Property Plant and Equipment", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the periods ended March 31, 2015 and December 31, 2014, no impairment losses have been identified.

F-9

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data) (Unaudited)

g.	Severance pay:

The Company's liability for severance pay is covered by Section 14 of the Severance Pay Law ("Section 14"). Under Section 14, employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from the liability for any future severance payments in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company's balance sheet. These contributions for compensation represent defined contribution plans.

h.	Research and development costs:

Research and development costs are charged to the statement of operations, as incurred.

i.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of March 31, 2015 and December 31, 2014, a full valuation allowance was provided by the Company.

The Company implements a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company believes that its tax positions are all highly certain of being upheld upon examination. As such, as of March 31, 2015 and December 31, 2014 the Company has not recorded a liability for uncertain tax positions.

j.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation-Stock Compensation" ("ASC 718") which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated statements of operations.

The Company recognizes compensation expenses for the value of its awards granted based on the accelerated method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company selected the Binomial option pricing model ("the Binomial model") as the most appropriate fair value method for its stock-options awards. The Binomial model requires a number of assumptions, of which the most significant are the suboptimal exercise factor and expected stock price volatility. The suboptimal exercise factor is estimated based on employees' historical option exercise behavior.

The suboptimal exercise factor is the ratio by which the stock price must increase over the exercise price before employees are expected to exercise their stock options.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

F-10

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data) (Unaudited)

The expected option term represents the period that the Company's stock options are expected to be outstanding. The Company currently uses a simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from Israel treasury zero-coupon bonds with an equivalent term.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The Company applies ASC 505-50, "Equity-Based Payments to Non-Employees" with respect to options and warrants issued to non-employees.

k.	Fair value of financial instruments:

ASC 820, "Fair Value Measurements and Disclosures", defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 -	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The carrying amounts of cash and cash equivalents, other accounts receivable, short-term loan, accounts payable and other accounts payable approximate their fair value due to the short-term maturities of such instruments.

l.	Convertible promissory notes:

The Company applies ASC 470-20, "Debt with Conversion and Other Options" ("ASC 470-20"). Under the guidelines of ASC 470-20, the Company measures and recognizes the beneficial conversion feature on the commitment date. The beneficial conversion feature is measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature is calculated on the commitment date using the conversion price. This intrinsic value is limited to the portion of the proceeds allocated to the convertible debt.

F-11

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data) (Unaudited)

The Company applied ASC 470-20 and ASC 815 to the Convertible promissory notes (see Note 6a).

m.	Basic and diluted net income (loss) per share:

Basic net income (loss) per share is computed based on the weighted average number of Common stock outstanding during each year. Diluted net income per share is computed based on the weighted average number of Common stock outstanding during each year plus dilutive potential equivalent Common stock considered outstanding during the year, in accordance with ASC 260, "Earnings per Share."

n.	Concentrations of credit risk:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents are invested in major banks in Israel. Such deposits in Israel may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company and its subsidiaries have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o.	Impact of recently issued accounting standard not yet adopted:

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern for a period of one year after the date that the financial statements are issued. If such conditions or events exist, an entity should disclose that there is substantial doubt about the entity's ability to continue as a going concern for a period of one year after the date that the financial statements are issued. Disclosure should include the principal conditions or events that raise substantial doubt, management's evaluation of the significance of those conditions or events in relation to the entity's ability to meet its obligations, and management's plans that are intended to mitigate those conditions or events. ASU 2014-15 will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity" ("ASU 2014-08"). ASU 2014-08 guidance allows companies to have significant continuing involvement and continuing cash flows with the disposed component. The standard requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. ASU 2014-08 will be effective for the annual period ending after December 15, 2015, and for annual periods and interim periods thereafter. Early adoption is permitted.

F-12

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data) (Unaudited)

NOTE 3:-	BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of the Company's basic and diluted net loss per share of Common stock:

	Three-Months Ended March 31,
	2015	2014
Numerator for basic net income (loss) per share -
Net income (loss) available to holders of Common stock:
From continuing operations	$(364)	$157

Numerator for diluted net income (loss) per share -
Net income (loss) available to holders of Common stock:
From continuing operations	$(364)	$157

Denominator - Weighted average number of Common stock used in computing basic income (loss) per share	15,313,793	7,258,489

Denominator - Weighted average number of Common stock used in computing diluted net income (loss) per share	15,313,793	8,998,140

Net basic income (loss) per share:
Total basic income (loss) per share	$(0.02)	$0.02

Net diluted income (loss) per share:
Total diluted income (loss) per share	$(0.02)	$0.01

For the three months ended March 31, 2015, all outstanding options and warrants have been excluded from the calculation of the diluted net income (loss) per share since their effect was anti-dilutive.

The following adjustments were made to the numerators and denominators of the basic and diluted EPS computations for the period ended March 31, 2014.

	Income (numerator)	Weighted average number of outstanding shares (denominator)	Amount per share

Net income	$157
Basic EPS
Income available to common stockholders	$157	7,258,489	$0.02
Effects of dilutive securities
Warrant to purchase Common stock	(40)	24,146
Options to purchase common stock	-	44,926
Convertible debt	2	1,670,622
Diluted EPS
Income available to common stockholders adjusted for the effects of assumed exercise of options and conversion of debt	$119	8,998,184	$0.01

F-13

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data) (Unaudited)

Debt that is convertible into 1,375 shares was not included in the computation of diluted EPS because it was anti-dilutive.

NOTE 4:-	STOCK BASED COMPENSATION

The stock based expense recognized in the financial statements for services received from employees and non-employees is shown in the following table:

	Three-Months Ended March 31,
	2015	2014

Marketing	$96	$-
General and administrative	-	-

	$96	$-

NOTE 5:-	MATERIAL EVENTS DURING REPORTING PERIOD

a.	On February 18, 2015 the Company signed a convertible loan agreement with a new investor for total consideration of $ 500. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the new investor can convert the loan amount to 142,857 Common stock of the Company, which reflects a conversion price of $ 3.5 per share, at his discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

The proceeds from this loan were received after March 31, 2015.

As part of the convertible loan agreement the Company granted the new investor 142, 857 warrants to Common stock with an exercise price of $ 4.5 per share. The warrants are exercisable for a period of 18 months from date of grant. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

On May 19, 2015 the money was received and the warrants were granted.

b.	On March 10, 2015 the Company signed two additional convertible loan agreements with two new investors for total consideration of $ 1,300. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the two new investors can convert the loan amount to 371,428 Common stock of the Company, which reflects a conversion price of $ 3.5 per share, at their discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

The proceeds from this loan were received after March 31, 2015.

As part of the convertible loan agreement the Company granted the two new investors 371,428 warrants to Common stock with an exercise price of $ 4.5. The warrants are exercisable for a period of 18 months from date of grant. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

F-14

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data and per share data) (Unaudited)

NOTE 5:-	SUBSEQUENT EVENTS

a.	On April 1, 2015 the Company signed two additional convertible loan agreements with two new investors for total consideration of $ 225. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the two new investors can convert the loan amount to 64,285 Common stock of the Company, which reflects a conversion price of $ 3.5 per share, at their discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

As part of the convertible loan agreement the Company granted the two new investor 64,285 warrants to Common stock with an exercise price of $ 4.5 per share. The warrants are exercisable for a period of 18 months from date of grant.

b.	On April 29, 2015 the Company signed an additional convertible loan agreements with a new investor for total consideration of $ 2,000. The consideration was given in Public stock of the company Diamante Mienrals, Inc. (DIMN) which is traded on the OTC. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the new investor can convert the loan amount to 571,485 Common stock of the Company, which reflects a conversion price of $ 3.5 per share, at his discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

As part of the convertible loan agreement the Company granted the new investor 571,485 warrants to Common stock with an exercise price of $ 4.5 per share. The warrants are exercisable for a period of 18 months from date of grant.

c.	On April 30, 2015 the company has filed a registration document Form-10.

F-15

MY SIZE INC. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - - - - -

F-16

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of My Size Inc.:

We have audited the accompanying balance sheets of My Size Inc. as of December 31, 2014 and 2013, and the related statements of comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of My Size Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company continues to incur losses and negative cash flows from operating activities. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

April 24, 2015

F-17

MY SIZE INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)

	December 31,
	2014	2013

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$645	$4
Other receivables and prepaid expenses (Note 3)	43	25

Total current assets	688	29

PROPERTY AND EQUIPEMNT, NET (Note 4)	24	-

DEFERRED ISSUANCE COST	67	-

Total assets	$779	$29

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Short-term convertible loans (Note 6)	$72	$124
Accounts payable (Note 5)	186	485
Other accounts payables	6	-
Related parties (Note 7)	-	268
Warrant to purchase Common stock (Note 8)	37	41

Total current liabilities	301	918

COMMITMENT AND CONTINGENT (Note 11)

STOCKHOLDERS' EQUITY (DEFICIENCY) (Note 10):
Stock capital -
Common stock of $ 0.001 par value - Authorized: 50,000,000 shares at December 31, 2014 and 2013; Issued and outstanding: 15,313,793 and 1,627,845 shares at December 31, 2014 and December 31, 2013, respectively	15	2
Additional paid-in capital	4,455	2,554
Accumulated other comprehensive loss	(119)	(40)
Accumulated deficit	(3,873)	(3,405)

Total stockholders' equity (deficiency)	478	(889)

Total liabilities and stockholders' equity (deficiency)	$779	$29

The accompanying notes are an integral part of the consolidated financial statements.

F-18

MY SIZE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
U.S. dollars in thousands (except share data and per share data)

	Year ended December 31,
	2014	2013

Operating expenses:
Research and development	$78	$-
Marketing	209
General and administrative	377	241

Total operating expenses	664	241

Operating loss	(664)	(241)

Financial expense, net	(9)	(77)
Other income	205	32

Net loss from continuing operations	(468)	(286)
Net gain from discontinued operations	-	317
Net gain (loss)	$(468)	$31

Other comprehensive loss :
Adjustments arising from translating financial statements from functional currency to presentation currency	(79)	(76)

Total comprehensive loss	$(547)	$(45)

Net basic income (loss) per share (Note 12):
Continuing operations	$(0.04)	$(0.17)
Discontinued operations	-	0.19
Total basic and diluted income (loss) per share	$(0.04)	$0.02

Net diluted income (loss) per share (Note 12):
Continuing operations	$(0.04)	$(0.12)
Discontinued operations	-	0.13
Total basic and diluted income (loss) per share	$(0.04)	$0.01

Weighted average number of common stock used in computing basic net loss per share	12,292,723	1,627,850

Weighted average number of common stock used in computing diluted net loss per share	12,292,723	2,345,345

The accompanying notes are an integral part of the consolidated financial statements.

F-19

MY SIZE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands (except share data)

	Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders' equity
	Number	Amount	capital	income (loss)	Deficit	(deficiency)

Balance as of January 1, 2013	1,627,845	$2	$2,530	$36	$(3,436)	$(868)

Waiver of related party loan interest	-	-	21	-	-	21
Stock-based compensation related to options granted to consultants and employees	-	-	3	-	-	3
Total comprehensive loss	-	-	-	(76)	31	(45)

Balance as of December 31, 2013	1,627,845	2	2,554	(40)	(3,405)	(889)

Issuance of Common stock, net of $65 issuance costs	10,037,523	10	1,411	-	-	1,421
Conversion of debt to Common stock	3,648,425	3	178	-	-	181
Issuance of capital note	-	-	2	-	-	2
Waiver of related parties debt	-	-	253	-	-	253
Stock-based compensation related to options granted to consultants	-	-	57	-	-	57
Total comprehensive loss	-	-	-	(79)	(468)	(547)

Balance as of December 31, 2014	15,313,793	$15	$4,455	$(119)	$(3,873)	$478

*) Represent an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

F-20

MY SIZE INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2014	2013
Cash flows from operating activities:

Net income (loss)	$(468)	$31
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1	-
Accrued interest on loans	6	37
Valuation of warrant to purchase Common stock	1	40
Stock based compensation	57	3
Gain from sale of investment in subsidiary	-	(317)
Waiver of accounts payable debt	(205)	-
Decrease (increase) in other receivables and prepaid expenses	(25)	5
Decrease in accounts payable	(106)	(16)
Increase in other accounts payable	6	13

Net cash used in operating activities	(733)	(204)

Cash flows from investing activities:

Purchase of property and equipment	(25)	-
Proceeds from sale of investment in subsidiary	-	81

Net cash provided by (used in) investing activities	(25)	81

Cash flows from financing activities:

Issuance of Common stock, net	1,421	-
Issuance of capital note	2	-
Proceeds from convertible note	84	48
Proceeds from related parties loan	-	71

Net cash provided by financing activities	1,507	119

Effect of exchange rate changes on cash and cash equivalents	(108)	*) -

Increase (decrease) in cash and cash equivalents	641	(4)
Cash and cash equivalents at the beginning of the period	4	8

Cash and cash equivalents at the end of the period	$645	$4

Non cash activities :
Conversation of realted party to capital	$94	$-
Conversation of loan to capital	$87	$-
Waiver of related parties debt	$253	$-

*) Represent an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

F-21

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 1:-	GENERAL

a.	My Size Inc. (the "Company"), was incorporated and commenced operations in September 1999, as Topspin Medical Inc. ("Topspin"), a private company registered in the State of Delaware, U.S. Topspin was engaged, through its Israeli subsidiary, in research and development in the field of cardiology and urology.

During 2008, in light of the Company's cash flow situation, the Company discontinued its above operations and soon after dismissed all of its employees.

During 2011, the Company acquired all of the outstanding stock of Metamorefix Ltd. ("Metamorefix"), a privately-held company incorporated on January 31, 2007, and engaged in developing solutions for tissue restoration, particularly skin tissue restoration, for no consideration.

In January 2013, the Company sold its subsidiary, Metamorefix, for consideration of $ 180 in cash (net of $ 30 transaction costs) and future royalties of 5% from Metamorfix product sales for a period of 7 years. In addition, the Company waived a loan in the amount of $ 208 (NIS 803 thousand) given to Metamorfix during 2012. The Company recorded a gain of $ 317 in the year ended December 31, 2013 as result of this sale.

Following the sale, Metamorefix's results of operations and statement of financial position balances are disclosed as a discontinued operation, including the resulting gain from the sale.

From September 1, 2005 the Company is traded on the Tel Aviv Stock Exchange.

In December 2013, the Company changed its name from Topspin Medical Inc. to Knowledgetree Ventures Inc. and on February 16, 2014 the Company changed its name to My Size Inc.

In February 2014, the Company established a wholly-owned subsidiary, My Size (Israel) 2014 Ltd., a company registered in Israel, engaged in the development of the Venture described below.

b.	On January 9, 2014, the Company's General Meeting approved an engagement with one of the Company’s investors (the "Seller") for the purchase of rights in a Venture. The Venture is a development of an application which assists the consumer to accurately take the measurements of his own body in order to fit clothing in the best way possible without the need to try them on using a mobile device.

In return for purchasing the Venture, the Company shall undertake to pay the Seller 18% of the Company’s operating profit, direct or indirect, connected to the Venture for a period of 7 years starting from the end of the Ventures development period. As part of the agreement, the Seller received an option to buy back the Venture, for consideration which will reflect the market fair value at that time, on the occurrence of the following events: a) If a motion has been filed to liquidate the Company; b) If 7 years after signing the agreement, the Company’s total accumulated revenues, direct or indirect, from the Venture or the commercialization of the patent will be lower than 3.6 million NIS.

In Such an event, seller may repurchase the property being sold at a market price to be determined by an external and independent valuer, who shall be chosen by agreement by the parties, and the audit committee shall conduct the negotiations on behalf of the company to determine the identity of the valuer. In the absence of agreement on the identity of the valuer, the valuer shall be appointed by the president of the Institute of Certified Public Accountants in Israel. If one of the parties appeals against the valuation, with the company's decision to appeal being made by the audit committee of the company, the parties shall approach another agreed valuer from one of the four large accounting firms in Israel (and in the absence of agreement he shall be chosen by the president of the Institute of Certified Public Accountants) and an average shall be taken of the two valuations which are received. The parties shall bear the valuers' fees and all the expenses of the valuation in equal shares.

c.	During the year ended December 31, 2014, the Company continues to incur losses and negative cash flows from operating activities amounting to $ 468 and $ 733, respectively. These conditions raise substantial doubts about the Company’s ability to continue as a going concern. The Company’s ability to continue to operate is dependent upon raising additional funds to finance its activities. The Company plans to raise capital to finance its operations. There are no assurances, however' that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products. The consolidated financial statements do not include any adjustment with respect to the carrying amounts of assets and liabilities and their classification that might be necessary should the Company be unable to continue as a going concern.

F-22

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 1:-	GENERAL (Cont.)

d.	The Company operates in one reportable segment and all of its long-lived assets are located in Israel.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The presentation currency of the financial statements is the U.S. dollar.

The majority of the Company and its subsidiaries expenses are denominated in New Israeli Shekel ("NIS"). The financing of the Company is mainly in NIS. Therefore, the Company's management believes that the currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the NIS and thus its functional currency. The financial statements are translated as follows:

1.	Assets and liabilities at the end of each reporting period (including comparative data) are translated at the closing rate at the end of the reporting period.

2.	Income and expenses for each period included in profit or loss (including comparative data) are translated at average exchange rates for the relevant periods; however, if exchange rates fluctuate significantly, income and expenses are translated at the exchange rates at the date of the transactions.

3.	Stock capital, capital reserves and other changes in capital are translated at the exchange rate prevailing at the date of incurrence.

4.	Retained earnings are translated based on the opening balance translated at the exchange rate at that date and other relevant transactions (such as dividend) during the period are translated as described in 2) and 3) above.

5.	All resulting translation adjustments are recognized as a separate component of accumulated other comprehensive loss in equity.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

F-23

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

e.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%

Computers and peripheral equipment	33
Office furniture and equipment	7
Leasehold improvements	Over the term of the lease or the useful life of the improvements, whichever is shorter

f.	Impairment of long-lived assets:

The Company's property and equipment are reviewed for impairment in accordance with ASC 360, "Property Plant and Equipment", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the years ended December 31, 2014 and 2013, no impairment losses have been identified.

g.	Severance pay:

The Company's liability for severance pay is covered by Section 14 of the Severance Pay Law ("Section 14"). Under Section 14, employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from the liability for any future severance payments in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company's balance sheet. These contributions for compensation represent defined contribution plans.

h.	Research and development costs:

Research and development costs are charged to the statement of operations, as incurred.

F-24

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

i.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of December 31, 2014 and 2013, a full valuation allowance was provided by the Company.

The Company implements a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company believes that its tax positions are all highly certain of being upheld upon examination. As such, as of December 31, 2014 and 2013 the Company has not recorded a liability for uncertain tax positions.

j.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation-Stock Compensation" ("ASC 718") which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated statements of operations.

The Company recognizes compensation expenses for the value of its awards granted based on the accelerated method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company selected the Binomial option pricing model ("the Binomial model") as the most appropriate fair value method for its stock-options awards. The Binomial model requires a number of assumptions, of which the most significant are the suboptimal exercise factor and expected stock price volatility. The suboptimal exercise factor is estimated based on employees' historical option exercise behavior.

The suboptimal exercise factor is the ratio by which the stock price must increase over the exercise price before employees are expected to exercise their stock options.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

The expected option term represents the period that the Company's stock options are expected to be outstanding. The Company currently uses a simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from Israel treasury zero-coupon bonds with an equivalent term.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The Company applies ASC 505-50, "Equity-Based Payments to Non-Employees" with respect to options and warrants issued to non-employees.

F-25

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

k.	Fair value of financial instruments:

ASC 820, "Fair Value Measurements and Disclosures", defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 -	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The carrying amounts of cash and cash equivalents, other accounts receivable, short-term loan, accounts payable and other accounts payable approximate their fair value due to the short-term maturities of such instruments.

l.	Convertible promissory notes:

The Company applies ASC 470-20, "Debt with Conversion and Other Options" ("ASC 470-20"). Under the guidelines of ASC 470-20, the Company measures and recognizes the beneficial conversion feature on the commitment date. The beneficial conversion feature is measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature is calculated on the commitment date using the conversion price. This intrinsic value is limited to the portion of the proceeds allocated to the convertible debt.

The Company applied ASC 470-20 and ASC 815 to the Convertible promissory notes (see Note 6a).

F-26

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Basic and diluted net income (loss) per share:

Basic net income (loss) per share is computed based on the weighted average number of Common stock outstanding during each year. Diluted net income per share is computed based on the weighted average number of Common stock outstanding during each year plus dilutive potential equivalent Common stock considered outstanding during the year, in accordance with ASC 260, "Earnings per Share."

n.	Concentrations of credit risk:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents are invested in major banks in Israel. Such deposits in Israel may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company and its subsidiaries have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o.	Discontinued operations:

Under ASC 205, "Presentation of Financial Statements – Discontinued Operation" when a component of an entity, as defined in ASC 205, has been disposed of or is classified as held for sale, the results of its operations, including the gain or loss on its component are classified as discontinued operations and the assets and liabilities of such component are classified as assets and liabilities attributed to discontinued operations; that is, provided that the operations, assets and liabilities and cash flows of the component have been eliminated from the Company’s consolidated operations and the Company will have no significant continuing involvement in the operations of the component. See also Note 1a.

The results of the discontinued operations for the periods ended December 31, 2013 are presented below:

December 31, 2013

Gain from sale of investment in subsidiary	$317

$317

F-27

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	Impact of recently issued accounting standard not yet adopted:

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern for a period of one year after the date that the financial statements are issued. If such conditions or events exist, an entity should disclose that there is substantial doubt about the entity's ability to continue as a going concern for a period of one year after the date that the financial statements are issued. Disclosure should include the principal conditions or events that raise substantial doubt, management's evaluation of the significance of those conditions or events in relation to the entity's ability to meet its obligations, and management's plans that are intended to mitigate those conditions or events. ASU 2014-15 will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted.

The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-15 on its consolidated financial statements.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity" ("ASU 2014-08"). ASU 2014-08 guidance allows companies to have significant continuing involvement and continuing cash flows with the disposed component. The standard requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. ASU 2014-08 will be effective for the annual period ending after December 15, 2015, and for annual periods and interim periods thereafter. Early adoption is permitted.

F-28

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 3:-	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2014	2013

Prepaid expenses	$12	$14
Government authorities	28	11

	$43	$25

NOTE 4:-	PROPERTY AND EQUIPMENT, NET

	December 31,
	2014		2013
Cost:
Computers and peripheral equipment	$5		$-
Office furniture and equipment	5		-
Leasehold improvements	15		-

	25		-
Accumulated depreciation:
Computers and peripheral equipment	*	)	-
Office furniture and equipment	*	)	-
Leasehold improvements	*	)	-

	1		-

Depreciated cost	$24		$-

*) Represent an amount less than $1.

NOTE 5:-	ACCOUNTS PAYABLE

During August 2013, the Company signed an agreement with some of its creditors according to which a liability in the amount of $ 255 (NIS 885 thousand) before VAT will be waived to the Company and the Company will pay its remaining liability in the amount of $ 136 (NIS 473 thousand) before VAT by December 31, 2013. In January 2014, the Company signed an amendment to the agreement for the extension of the payment period by an additional 60 days.

During 2014, the Company paid the remaining liability. The waived liabilities are presented in other income in the statement of comprehensive loss.

F-29

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 6:-	SHORT-TERM CONVERTIBLE LOANS

a.	On May 17, 2012, the Company signed a convertible loan agreement with an investor for an aggregated amount of up to NIS 2 million. The convertible loan bears annual interest of 10% and matures in one year. As of December 31, 2012 the Company received an amount of $ 50 (NIS 200 thousand) of the aggregated loan amount.

The investor is entitled to convert the loan amount and any accrued interest to Common stock of the Company at a conversion price of 0.97 NIS per share.

In addition, the investor is entitled to options, commissions and consulting fees, as detailed in the convertible loan agreement.

As a result of the discount on the conversion price of the convertible loan, the Company recorded in 2012 a benefit component in the amount of $ 8, to be amortized over the term of the convertible loan.

As of the reporting date the Company has not repaid the full convertible loan and accrued interest balance. In January 2015, the investor filed a lawsuit against the Company for the repayment of the full loan and accrued interest amount. The Company rejects all claims and is assessing its options for action.

b.	On October 6, 2013 the Company signed three separate convertible loan agreements with third parties, for an aggregated amount of $ 27 (NIS 97 thousand). The convertible loans bear annual interest of 5% and a maturity date of 3 years. The loans shall be converted automatically to Common stock in the event of a future equity financing round in the Company, in accordance with the price per share that will be paid by the investors at the time.

On February 13 2014, the loans and all accrued interest were converted to 970,800 Common stock of the Company as part of a private equity financing round (see also Note 10c).

c.	On May 28, 2014 the Company signed a convertible loan agreement with an investor for an amount of $ 56 (NIS 200 thousand) linked to the Israeli Consumer Price Index ("CPI") with a maturity date of one year. According to the convertible loan agreement, the loan shall be converted automatically to Common stock in the event of a future equity financing round in the Company, in accordance with the price per share that will be paid by the investors at the time

On August 20, 2014 the Company signed an amendment to the convertible loan agreement for the cancellation of the CPI linkage and converted the loan principal amount to 125,000 Common stock at a price of 1.6 NIS per share, as part of a private equity financing round (see also Note 10d.)

d.	On July 14, 2014 the Company signed an additional convertible loan agreement with an investor for consideration of $ 27 (NIS 100 thousand) with a maturity date of one year. The convertible loan does not bear any interest and shall be repaid with an additional amount of NIS 5 thousand. According to the convertible loan agreement, the loan shall be converted automatically to Common stock in the event of a future equity financing round in the Company, in accordance with the price per share that will be paid by the investors at the time.

On August 20, 2014 the loan was converted to 65,625 Common stock at a price of 1.6 NIS per share, as part of a private equity financing round (see also Note 10d.)

e.	The Company applied ASC 470-20 to all convertible loans received above and did not record any beneficial conversion feature with relation to the loans, except to the loan in Note 6a.

F-30

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 7:-	RELATED PARTIES

Related parties liabilities represents amounts received by the Company over the years from its controlling stockholders as loans. As of December 31, 2013 the related parties loans balance was $268. These loans bear no interest and have no maturity date.

On January 5, 2014, an amount of $ 71 (NIS 249 thousand) of the related parties balance was converted to 2,487,000 Common stock of the Company, at a conversion price of 0.1 NIS (see also Note 10c).

The rest of the related parties balance was waived to the Company by its controlling stockholders.

NOTE 8:-	WARRANT TO PURCHASE COMMON STOCK

On August 30, 2012 the Company and its wholly-owned subsidiary, Metamorefix, signed a convertible loan agreement in the amount of $ 100 with a lender. The loan bears annual interest of 0.5% and a maturity date of 3 years. As part of the convertible loan agreement, the lender may convert, at any time, the loan amount to Common stock of the Company at market share price. In conjuction with the sale of Metamorefix the buyer may convert the loan into shares of the Company and upon conversion the Company will receive $100 from the buyer. As such, the Company measures the warrant at fair value in accordance with market share price in each reporting period until the warrant is exercised or expired, with changes in fair value being recognized in the Company’s consolidated statement of comprehensive loss as financial income or expense.

NOTE 9:-	TAXES ON INCOME

a.	As of December 31, 2014, the U.S. Company had federal and state net operating carry forward tax losses of approximately $ 13 million. The federal operating loss can be offset against taxable income for 20 years. Utilization of the U.S. net operating losses may be subject to substantial limitations due to the change of ownership provisions of the Internal Revenue Code of 1986.

b.	Foreign tax:

1.	Tax rates:

The Israeli corporate tax rate was 25% in 2013 and 26.5% in 2014.

2.	The Company’s subsidiaries have estimated total available carryforward operating tax losses for Israeli income tax purposes of approximately $ 39 million as of December 31, 2014, which may be carryforward to offset against future income for an indefinite period of time.

3.	The Subsidiaries have final tax assessments through 2009.

F-31

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 9:-	TAXES ON INCOME (Cont.)

c.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes. Significant components of the Company`s deferred tax assets are as follows:

	December 31,
	2014	2013
Deferred tax assets:

Carry forward tax losses	$15,535	$15,960
Temporary differences	14	-

Deferred tax assets before valuation allowance	15,549	15,960
Valuation allowance	(15,549)	(15,960)

Net deferred tax asset	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2014 and 2013.

d.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

NOTE 10:-	STOCKHOLDERS' EQUITY (DEFICIENCY)

a.	Common stock confers upon their holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared.

b.	On October 21, 2013, the Company effected a reverse split of the Company’s Common stock of fifteen (15) for one (1) (i.e., fifteen Common stock, $0.001 nominal value each, will be combined into one Common stock $0.001 par value). All Common stock and per share data included in these financial statements for all periods presented have been retroactively adjusted to reflect the reverse split.

c.	On February 13, 2014, the Company effected a private placement and issued 10,894,073 Common stock for a total consideration of $ 310 (NIS 1,089 thousand) as part of a private offering (including $ the conversion of convertible debt in the amount of $98 to 3,457,800 shares, see Note 6 and Note 7).

F-32

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 10:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

d.	On July 16, 2014, the Company effected a private placement to 23 different recipients, and issued to 18 recipients a total of 2,346,875 Common stock at a price per share of 1.6 NIS and 445,000 Common stock to 5 recipients at a price per share of 2 NIS for a total consideration of $ 1,357 (NIS 4,640 thousand) (including the conversion of convertible loans in the amount of $ 83 to 190,625 shares, see Note 6).

e.	On August 12, 2014, the Company issued a capital note to one of its investors in an amount of $ 2 (NIS 8 thousand). The capital note does not bear any interest or linkage and is not convertible into Company’s stock. The capital note will be repaid only upon the Company’s liquidation.

f.	Option issued to non-employees

The Company's outstanding options granted to consultants as of December 31, 2014 are as follows:

Issuance date	Options for Common stock	Weighted Average exercise price per share		Options exercisable	Expiration date

April 2012	46,007	NIS	0.15	46,007	April 2022
September 2014	100,000	NIS	1.6	-	September 2020
September 2014	50,000	NIS	2	-	September 2020

Total	196,007	NIS	1.33	46,007

The Company uses the Binomial model to measure the fair value of the stock options with the assistant of a third party valuation.

The fair value of the Company's stock options granted to non-employees for the year ended December 31, 2014 was calculated using the following weighted average assumptions:

Year ended December 31,
2014

Dividend yield	0%
Expected volatility	80%
Risk-free interest	1.88%
Contractual term of up to (years)	6
Suboptimal exercise multiple	3

F-33

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 10:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

g.	Stock-based compensation:

The stock based expense recognized in the financial statements for services received from employees and non-employees is shown in the following table:

	Year ended December 31,
	2014	2013

Marketing	$57	$-
General and administrative	-	3

	$57	$3

NOTE 11:-	CONTINGENT LIABILITIES

a.	On May 30, 2013, the Company announced that a NIS 138 thousand suit had been filed against the Company and against Company officers including the Company’s former Controlling shareholder Mr. Asher Shmulevich for a debt to a former Company legal counsel. In August 2013 the court ruled that the Company must pay the full sum plus interest and linkage and plus court expenses and legal fees in the sum of NIS 19 thousand. On October 16, 2013 the court decided to dismiss the claim with both parties’ consent.

b.	On January 16, 2014, the Company announced that a $ 1,400 claim had been filed against the Company and against the Company’s former Controlling shareholder Mr. Asher Shmulevich for breach of the investment agreement from 2011 between the Company, its former Controlling shareholder and Metamorfix stockholders. Based on external counsel's opinion, the Company does not believe that this claim has any merits, as such no provision was recorded in the financial statements in this regards.

c.	In February 2015, an investor of the Company filed a lawsuit against the Company for the repayment $ 72 representing the full loan and accrued interest amount given by the investor to the Company during 2012 (see also Note 6a). The Company rejects all claims against the investor and is assessing its options for action.

d.	On November 14, 2014, the Company signed a cooperation agreement with In Situ S.A. (hereinafter: "the Agreement" and “In Situ”), which holds the rights to the Trucco fashion brand, which includes women’s fashion, belts and footwear and which is marketed and sold throughout the world by In Situ through a chain of shops and sales points as well as through the Trucco website (hereinafter: “the Site”).

According to the Agreement, In Situ and the Company will cooperate for the purpose of assimilating the Company's measurement technology (hereinafter: “the Platform”) in In Situ’s information system as well as any other system that will allow the use of the Platform on the Site as well as at shops and sales points for the purpose of studying the effectiveness of the platform relative to In Situ sales and customer satisfaction. The Company undertook that no later than six months after signing the Agreement, the Platform would be completed and functioning in such a manner that the integration between the parties’ information systems would be completed and allow end customers to measure it and purchase a suitable product while using the platform. In the event that the Company does not uphold its obligations in accordance with the Agreement to grant the license and/or assimilate the platform in full within six months of signing the Agreement, the Company shall compensate In Situ and pay the sum of 60 thousand Euro. The Agreement is for a period of six months.

F-34

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 12:-	BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of the Company's basic and diluted net loss per share of Common stock:

	Year ended December 31
	2014	2013
Numerator for basic net income (loss) per share -
Net income (loss) available to holders of Common stock:
From continuing operations	$(468)	$(286)
From discontinued operations	-	317
	$(468)	$31
Numerator for diluted net income (loss) per share -
Net income (loss) available to holders of Common stock:	$(468)	(282)
From continuing operations	-	317
From discontinued operations	$(468)	35

Denominator - Weighted average number of Common stock used in computing basic income (loss) per share	12,292,723	1,627,850

Denominator - Weighted average number of Common stock used in computing diluted net income (loss) per share	12,292,723	2,345,345

Net basic income (loss) per share:
From continuing operations	$(0.04)	$(0.17)
From discontinued operations	-	0.19
Total basic income (loss) per share	$(0.04)	$0.02

Net diluted income (loss) per share:
From continuing operations	$(0.04)	$(0.12)
From discontinued operations	-	0.13
Total diluted income (loss) per share	$(0.04)	$0.01

For the year ended December 31, 2014, all outstanding options and warrants have been excluded from the calculation of the diluted net income (loss) per share since their effect was anti-dilutive.

F-35

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 12:-	BASIC AND DILUTED NET INCOME (LOSS) PER SHARE (Cont.)

The following adjustments were made to the numerators and denominators of the basic and diluted EPS computations for the year ended December 31, 2013.

	Income (numerator)	Weighted average number of outstanding shares (denominator)	Amount per share

Net income	$31
Basic EPS
Income available to common stockholders	31	1,627,850	$0.02
Effects of dilutive securities
Options to purchase common stock	-	44882
convertible debt	4	672613

Diluted EPS
Income available to common stockholders adjusted for the effects of assumed exercise of options and conversion of debt	$35	2,345,345	$0.01

A warrant outstanding at December 31, 2013 exercisable[ ww into 24,035 shares of common stock was not included in the computation of diluted EPS because it was anti-dilutive. Debt that is convertible into 13,746 shares was not included in the computation of diluted EPS because it was anti-dilutive.

NOTE 13:-	SUBSEQUENT EVENTS

a.	On February 18, 2015 the Company signed a convertible loan agreement with a new investor for total consideration of $ 500. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the new investor can convert the loan amount to 142,857 shares of common stock of the Company, which reflects a conversion price of $ 3.5 per share, at his discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

As part of the convertible loan agreement the Company granted the new investor 142, 857 warrants to common stock with an exercise price of $ 4.5 per share. The warrants are exercisable for a period of 18 months from date of grant.

F-36

MY SIZE INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data and per share data)

NOTE 13:-	SUBSEQUENT EVENTS (Cont.)

b.	On March 10, 2015 the Company signed two additional convertible loan agreements with two new investor for total consideration of $ 1,300. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the two new investor can convert the loan amount to 371,428 shares of common stock of the Company, which reflects a conversion price of $ 3.5 per share, at their discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

As part of the convertible loan agreement the Company granted the two new investor 371,428 warrants to common stock with an exercise price of $ 4.5. The warrants are exercisable for a period of 18 months from date of grant.

c.	On April 1, 2015 the Company signed two additional convertible loan agreements with two new investors for total consideration of $ 225. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the two new investor can convert the loan amount to 64,285 shares of common stock of the Company, which reflects a conversion price of $ 3.5 per share, at their discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

As part of the convertible loan agreement the Company granted the two new investor 64,285 warrants to common stock with an exercise price of $ 4.5 per share. The warrants are exercisable for a period of 18 months from date of grant.

d.	On April 29, 2015 the Company signed an additional convertible loan agreements with a new investor for total consideration of $ 2,000. The consideration was given in Public stock of the company Diamante Mienrals, Inc. (DIMN) which is traded on the OTC. The convertible loan does not bear any interest and is for a period of 8 months. During the convertible loan agreement period the two new investors can convert the loan amount to 571,485 shares of common stock of the Company, which reflects a conversion price of $ 3.5 per share, at their discretion. In the event that the Company becomes listed on a national securities exchange in the United States the outstanding amount of the note shall be deemed to have been converted automatically into common stock of the Company.

As part of the convertible loan agreement the Company granted the two new investors 571,485 warrants to common stock with an exercise price of $ 4.5 per share. The warrants are exercisable for a period of 18 months from date of grant.

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